UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
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(Amendment No.  )

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Albany International Corp.

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April 4, 2011

To the Stockholders of Albany International Corp.:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Albany International Corp., which will be held at the Hilton Garden Inn, 100 High Street, Portsmouth, New Hampshire, at 9:00 a.m. on Friday, May 27, 2011. Please join us prior to the Annual Meeting at 8:30 a.m. to meet the Directors in the meeting room.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, you are urged to vote and submit your proxy promptly by phone, via the Internet, or by signing, dating, and returning a proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

If you plan to attend the meeting, and have requested and received physical copies of these meeting materials, please so indicate on the enclosed proxy card so that we can make the necessary arrangements. (An addressed, postage-prepaid envelope is enclosed for your return of the proxy.)

Information about the meeting, including a description of the various matters on which the stockholders will act, can be found in the accompanying Notice of Annual Meeting and Proxy Statement. The Annual Report for the fiscal year ended December 31, 2010, also accompanies these materials.

Sincerely yours,

ERLAND E. KAILBOURNE Chairman of the Board	JOSEPH G. MORONE President and Chief Executive Officer

ALBANY INTERNATIONAL CORP.

216 Airport Drive, Rochester, New Hampshire 03867

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 27, 2011

The Annual Meeting of Stockholders of Albany International Corp. will be held at the Hilton Garden Inn, 100 High Street, Portsmouth, New Hampshire, on Friday, May 27, 2011, at 9:00 a.m. Eastern Time, for the following purposes:

1.	To elect eight Directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified;
2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor;
3.	to approve, by non-binding vote, executive compensation;
4.	to recommend, by non-binding vote, the frequency of stockholder voting on executive compensation;
5.	to approve the Company’s 2011 Incentive Compensation Plan; and
6.	to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on April 4, 2011, will be entitled to vote at the Annual Meeting of Stockholders or any adjournment or adjournments thereof.

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience by telephone, via the Internet, or by signing, dating, and returning a proxy card. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

CHARLES J. SILVA, JR. Secretary
April 4, 2011

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Albany International Corp. (“the Company”), 216 Airport Drive, Rochester, New Hampshire 03867, of proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on May 27, 2011, and at any adjournment or adjournments thereof.

Voting Procedures

Each properly executed proxy in the accompanying form received prior to the Annual Meeting will be voted with respect to all shares represented thereby and will be voted in accordance with the specifications, if any, made thereon. If no specification is made, the shares will be voted in accordance with the recommendation of the Board of Directors. In addition, the shares will be voted in the discretion of the proxies with respect to (1) any matter of which we did not have notice prior to February 16, 2011, (2) the election of a person as a director in substitution for a nominee named in this proxy statement who, at the time of the meeting, is unable, or for good cause is unwilling, to serve, (3) any stockholder proposal properly excluded from this proxy statement, and (4) matters incident to the conduct of the meeting. A proxy may be revoked at any time prior to the voting thereof.

If a stockholder is a participant in our Dividend Reinvestment Plan or the Albany International Corp. ProsperityPlus 401(k) Savings Plan, a properly executed proxy will also serve as voting instructions with respect to shares in the stockholder’s account in such plans. In order for the Plan Trustee to vote 401(k) plan account shares, instructions must be received no later than 11:59 PM Eastern Time on May 24, 2010.

This proxy statement and the accompanying form of proxy are first being made available to our stockholders on or about April 12, 2011.

The only persons entitled to vote at the Annual Meeting (including any adjournment or adjournments) are (1) holders of record at the close of business on April 4, 2011, of the Company’s Class A Common Stock outstanding on such date and (2) holders of record at the close of business on April 4, 2011, of our Class B Common Stock outstanding on such date. As of March 31, 2011, there were 28,020,764 shares of the Company’s Class A Common Stock outstanding and 3,236,098 shares of our Class B Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on each matter to be voted upon.

Under our By Laws, a copy of which is available at the Corporate Governance section of our website (www.albint.com), the presence, in person or by proxy, of shares having a majority of the total number of votes entitled to be cast at the meeting is necessary to constitute a quorum. Under Delaware law, if a quorum is present, a plurality of the votes cast at the meeting by the shares present in person or by proxy and entitled to vote is required for the election of directors, and a majority of the votes entitled to be cast at the meeting by the shares present in person or by proxy is required for any other action. Shares present at the meeting in person or by proxy and entitled to vote that abstain or fail to vote on any matter will be counted as present and entitled to vote but such abstention or failure to vote will not be counted as an affirmative or negative vote.

Under New York Stock Exchange rules, brokerage firms are permitted to vote in their discretion on certain routine matters on behalf of clients who have been requested to provide voting instructions, and have failed to do so by a date specified in a statement from the brokerage firm accompanying proxy materials distributed to its clients. Brokerage firms generally do not have such discretion, however, as to any contested action, any authorization for a merger or consolidation, any equity-compensation plan or any other matter related to executive compensation, any election of directors, or any matter that may affect substantially the rights or privileges of stockholders. In such a case, broker “nonvotes” would be treated as shares that are present at the meeting but fail to vote. The Company anticipates that brokerage firms will be able to vote in their discretion only on the proposal to ratify the selection of PricewaterhouseCoopers LLC as auditors.

ELECTION OF DIRECTORS

All of the members of the Board of Directors are elected annually to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Pursuant to the By Laws, the Board of Directors may increase or decrease the number of directors from time to time, but not to fewer than three. The Board of Directors has determined that, until further action by the Board, the number of directors of the Company, from and after the time of the 2011 Annual Meeting of Stockholders, shall be eight. Accordingly, the number of directors to be elected at the 2011 Annual Meeting of Stockholders is eight. The Board of Directors has nominated for election the eight persons listed below, all of whom are currently serving as directors. Unless otherwise specified on the proxy, the shares represented by a proxy in the accompanying form will be voted for the election of the eight persons listed below. If, at the time of the meeting, any nominee is unable, or for good cause unwilling, to serve, which event is not anticipated, the shares will be voted for a substitute nominee proposed by the Board of Directors, unless the Board reduces the number of directors. The biographical sketches below highlight some of the specific experience, qualifications, attributes or skills that contributed to the nominee’s selection by the Board.

JOSEPH G. MORONE joined the Company as President on August 1, 2005. He has been a Director of the Company since 1996. He has served as President and Chief Executive Officer since January 1, 2006. From 1997 to July 2005, Dr. Morone served as President of Bentley University. Prior to joining Bentley, Dr. Morone served as Dean of the Lally School of Management and Technology at Rensselaer Polytechnic Institute and held the Andersen Consulting Professorship of Management. He serves as the Presiding Director of Transworld Entertainment Corporation, and serves on the Board of Trustees of Frisbie Memorial Hospital in Rochester, New Hampshire. In addition to the extensive knowledge of the Company and its operations gained as Chief Executive Officer, Dr. Morone’s other contributions to the Board include experience leading other complex organizations, and his understanding of technology strategy and other issues confronting business organizations generally. Age 57.
CHRISTINE L. STANDISH has been a Director of the Company since 1997. From 1989 to 1991, she served the Company as a Corporate Marketing Associate, and was previously employed as a Graphic Designer for Skidmore, Owings & Merrill. She is a Director and the Chairman of the J. S. Standish Company. She is a member of the Board of Trustees of the Albany Academies, the Community Foundation for the Greater Capital Region and Siena College. She is the sister of John C. Standish and the daughter of J. Spencer Standish. J. Spencer Standish and related persons hold in the aggregate shares entitling them to cast a majority of the combined votes entitled to be cast by all stockholders of the Company. As the Board seeks to safeguard and promote the interests of the Company’s stockholders, oversee Company management, and otherwise discharge its fiduciary obligations, Ms. Standish is able to provide a direct perspective as the representative of the Company’s largest stockholder group. Age 45.

ERLAND E. KAILBOURNE has been a Director of the Company since 1999 and Chairman of the Board since May 9, 2008. He retired as Chairman and Chief Executive Officer (New York Region) of Fleet National Bank, a banking subsidiary of Fleet Financial Group, Inc., in 1998. He was Chairman and Chief Executive Officer of Fleet Bank, also a banking subsidiary of Fleet Financial Group, Inc., from 1993 until its merger into Fleet National Bank in 1997. He is a Director of the New York ISO, Financial Institutions, Inc., Rand Capital Corporation, Allegany Co-op Insurance Company, and the Farash Corporation. From May 2002 until March 2003 he served as Chairman and interim Chief Executive Officer of Adelphia Communications Corp. (Adelphia filed a petition under Chapter 11 of the United States Bankruptcy Code in 2002.) Mr. Kailbourne’s broad experience as a director on numerous boards of public and private companies and foundations, his 37 years of experience in banking and finance, and his operational experience as chief executive officer of large organizations make him a valuable addition to the board of any public or private company, especially in oversight of risk management, liquidity, and finance matters. Age 69.
JOHN C. STANDISH has been a Director of the Company since 2001 and Vice Chairman of the Board since May 9, 2008. He previously served as Senior Vice President — Manufacturing, Americas Business Corridor from March 2005 to January 2008, Director of North American Dryer Manufacturing from 2003 to March 2005, Director, PAC Pressing and Process Technology from 2000 to 2003, Manager of the Company’s forming and engineered fabrics manufacturing facility in Portland, Tennessee from 1998 to 2000, Production Manager of Albany International B.V. in Europe from 1994 to 1998, a Department Manager for the Press Fabrics Division from 1991 to 1994, and Design Engineer for Albany International Canada from 1986 to 1991. He is a Director and the President of the J. S. Standish Company, and Director of the United Way of the Greater Capital Region. He is the brother of Christine L. Standish and the son of J. Spencer Standish. In addition to being a member of the Standish family, the Company’s largest stockholder group, John acquired extensive hands-on experience in the Company’s PMC operations as an employee, and holds a master’s degree in textiles and wood and paper sciences. Age 47.
JUHANI PAKKALA has been a Director of the Company since 2004. Mr. Pakkala previously served as President and Chief Executive Officer of Metso Paper Inc. (formerly Valmet Corporation), in Finland, from 1999 until his retirement in July 2003. Metso Paper, a subsidiary of Metso Corporation, is one of the world’s largest suppliers of pulp and paper process machinery and equipment. Prior to that time, Mr. Pakkala served in a number of executive positions in companies in the Metso Group in Finland, the United States, and Canada. As former Chief Executive Officer of Metso, one of two global suppliers of paper machines, Mr. Pakkala is able to bring a deep knowledge of the paper industry, as well as the perspective gained as a supplier of equipment to the same customer base as the Company’s PMC segment. He has a keen understanding of markets served by the PMC segment, and a practical understanding of relevant technologies and product and process innovation. As a CEO, he also has direct experience in the oversight of manufacturing, sales and marketing, financial reporting and other functions in a corporation of a size and with a global operation comparable to that of the Company. Age 65.

PAULA H. J. CHOLMONDELEY has been a Director of the Company since February 2005. From 2000 to 2004, she was a Vice President and General Manager of Sappi Fine Papers, North America, responsible for the Specialty Products Division. She previously served in executive and financial positions in a number of corporations, including Owens Corning, the Faxon Company, Blue Cross of Greater Philadelphia, and the Westinghouse Elevator Company. She also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan Administration. Ms. Cholmondeley is a former certified public accountant, and serves on the Board of Directors of three other publicly traded companies: Terex Corporation, Dentsply International, and Minerals Technologies Inc. She is also an independent trustee of Nationwide Mutual Funds. Ms. Cholmondeley’s extensive experience in finance, including as a chief financial officer, and her background in public accounting, make her especially suited to the role of an “audit committee financial expert” on the Company’s Audit Committee. Her international and manufacturing experience, within the paper industry and elsewhere, is also a valuable contribution to the Board. In addition, she brings extensive governance experience as the result of her service on various public company boards and involvement in various governance organizations. Age 64.
JOHN F. CASSIDY, JR. has been a Director of the Company since November 2005. From January 1989 to May 2005, he served as Senior Vice President, Science and Technology, at United Technologies Corp., a diversified company with extensive aerospace operations. He served at the General Electric Corporate Research and Development Laboratories from 1981 to 1988. Dr. Cassidy is a member of the Board of Trustees of Rensselaer at Hartford, a member of the Connecticut Academy of Science and Engineering and a senior member of the Institute for Electrical and Electronics Engineers and the Society of Automotive Engineers. He serves on the Board of Directors of the Connecticut Technology Council, the Detroit-based Convergence Electronics Transportation Association, and the Convergence Educational Foundation. Mr. Cassidy’s extensive background in research and development, program management and product development are valuable attributes for oversight of the Company’s research and development operations as well as growth in its Albany Engineered Composites segment, which seeks to grow as a key supplier to customers in the aerospace industry. Age 66.
EDGAR G. HOTARD has been a Director of the Company since November 2006. Mr. Hotard has been an independent consultant/investor since his retirement as President and Chief Operating Officer of Praxair, Inc. in 1999. In 1992, he co-led the spin-off of Praxair from Union Carbide Corporation, where he served as Corporate Vice President. He has served as a General Partner of HAO Capital, a private equity firm based in Hong Kong and Beijing, since November 2010, and as a Venture Partner of ARCH Venture Partners since September 2004. He also served as a part-time advisor to the Monitor Group, a global management consulting firm, for their China practice, and as the Chairman of the Monitor Group (China) from 2000 until March 2011. Mr. Hotard is a member of the Board of Directors of Global Industries, Ltd., Solutia Inc. and privately held Shona Energy Company, Inc. and Koning Corp. He was a founding sponsor of the China Economic and Technology Alliance and of a joint MBA program between Renmin University, Beijing, and the School of Management, State University of Buffalo, New York. Mr. Hotard has experience managing a large, global enterprise, helping non-Chinese companies develop their businesses and business relationships in China, and investing in growth companies. This understanding and background are helpful as the Board oversees management’s efforts to address shifting demand toward Asia, and China in particular, in its core PMC business, as well as its ramp-up of expanded operations in Asia. Age 67.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR”
ALL OF THE NOMINEES FOR ELECTION

CORPORATE GOVERNANCE

Board Leadership Structure.  Since becoming a public company in 1984, the Company has at times operated under a traditional U.S. board leadership structure (with the roles of Chief Executive Officer and Chairman combined), while at other times the positions of the Chairman and the top executive officer have been separated. Dr. Morone’s predecessor as Chief Executive Officer, Frank R. Schmeler, served as Chairman of the Board and Chief Executive Officer from 2000 until early 2006. From August 2003 until early 2006, Thomas R. Beecher, Jr. served as the Company’s non-management Lead Director. Dr. Morone was appointed as President in 2005, and became Chief Executive Officer at the beginning of 2006. At that time, the Board determined that it would be desirable for the Company’s departing Chief Executive Officer, Frank Schmeler, to remain in the position of Chairman, in a non-management capacity. Mr. Schmeler stepped down as Chairman in May of 2008, and was succeeded by Erland E. Kailbourne, who by that time had more than nine years of experience serving on our board, had previously served as chairman and Chief Executive Officer of Fleet Bank, and had acquired years of experience and service on several other public and private company boards.

The Board of Directors expects the Chairman of the Board to function as a liaison and independent conduit between the members of the Board and the Company’s Chief Executive Officer between meetings of the Board, and to preside over meetings of, and provide leadership to, the non-management members of the Board. The Chairman is also primarily responsible for setting Board meeting agendas, in cooperation with the Chief Executive Officer and Secretary. (Other responsibilities of the Chairman are described in the Company’s Corporate Governance Guidelines.) The Board has found that having a non-management director function in this role, whether as a “lead director” or as Chairman, facilitates communication, helps ensure that issues of concern to non-management directors are given an opportunity for discussion at meetings, and contributes generally to a more effective use of management and Board time. The Board also believes the current board leadership has served the Company well during Dr. Morone’s tenure as Chief Executive Officer, allowing him to devote his attention to the management of the Company during what has been a challenging and dynamic period. The Board engages in an annual self-evaluation process to determine whether the Board is discharging its responsibilities and operating effectively, and to consider changes in membership, structure, or process that could improve performance. While we believe that the current Board leadership structure is appropriate for the Company at the present time, it is possible that alternative Board leadership structures, including those that combine the offices of Chairman and Chief Executive Officer, could be appropriate for the Company under different circumstances.

Risk Oversight.  The Board of Directors oversees the Company’s risk management processes. The Company’s Chief Executive Officer reviews directly with the Board, at least annually, the most significant top-level enterprise risks facing the Company, and the processes by which the Company mitigates such risks. This top-level review is directly supported by periodic formal review by senior management of all significant enterprise risks, facilitated by the Chief Financial Officer. The Board also reviews management’s annual operating plan and strategic plan to ensure that they are consistent with, and appropriately address, the Company’s risks and risk management processes. The Company’s Audit Committee is responsible for assisting the Board in its oversight of the Company’s risk management processes. The Audit Committee periodically reviews and discusses, with management, the Company’s internal audit department and the independent auditors, the adequacy of the processes by which the Company handles risk assessment and risk management. The Committee receives periodic reports from the Company’s finance department regarding liquidity and other financial risks; from the finance and internal audit function regarding internal control risks; and from the finance, legal and internal audit departments regarding processes for addressing fraud, legal and compliance risks, and the adequacy of the Company’s disclosure controls and procedures. The Audit Committee also reviews and discusses with management the risk factors disclosed by the Company in its periodic filings with the Securities and Exchange Commission before such filings are made.

Although the Board oversees the Company’s risk management, day-to-day management of risk remains the responsibility of management.

Director Independence.  The Corporate Governance Rules of the New York Stock Exchange (“the NYSE Rules”) provide that a company of which more than 50% of the voting power is held by an individual, a group, or another company will be considered to be a “controlled company.” As of March 31, 2011, J. Spencer Standish, related persons (including his children, Christine L. Standish and John C. Standish, directors of the Company; and J. S. Standish Company, a corporation of which he is a director and as to which he holds the power to elect all of the directors), and Thomas R. Beecher, Jr., as sole trustee of trusts for the benefit of descendents of J. Spencer Standish, held, in the aggregate, shares entitling them to cast approximately 53.58% of the combined votes entitled to be cast by all stockholders of the Company. Accordingly, we are a controlled company under the NYSE Rules. The Company has elected to avail itself of the provisions of the NYSE Rules exempting a controlled company from the requirements that the Board of Directors include a majority of “independent” directors (as defined by the NYSE Rules) and that the Compensation and Governance Committees be composed entirely of independent directors. The Board of Directors has determined, however, that all of the members of the Audit Committee are independent. The Board is not required to make this determination with respect to any other director, and it has not done so. A description of transactions, relationships, or arrangements (if any) considered by the Board in making these determinations is set forth in the Audit Committee discussion below.

Meeting Attendance.  The Board of Directors met 15 times in 2010. Each incumbent director attended (in person or by telephone) 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which he or she served. It is the policy of the Company that all persons who are candidates for election to the Board of Directors at an Annual Meeting of Stockholders should attend that meeting (either in person or, if necessary, by telephone). All of the candidates for election to the Board of Directors attended the Annual Meeting of Stockholders in 2010.

Committees.  The standing committees of the Board of Directors are a Governance Committee, an Audit Committee, and a Compensation Committee. During 2010, the Governance Committee met four times, the Audit Committee met 13 times and the Compensation Committee met seven times.

Governance Committee.  The Governance Committee reviews and recommends changes in the Company’s Corporate Governance Guidelines and governance and management structure; evaluates the effectiveness of the Board of Directors, its committees, and the directors; recommends to the Board of Directors the persons to be nominated for election as directors; and reviews management succession planning. A copy of the Charter of the Governance Committee is available at the Corporate Governance section of our website (www.albint.com). From January 1 until May 28, 2010, the members of the Governance Committee were John Standish (Chairman), John Cassidy, and Edgar Hotard. Director Juhani Pakkala replaced Director Cassidy on the Committee on May 28. Chairman Erland E. Kailbourne also participates in Committee meetings as an ex officio nonvoting member.

The Governance Committee considers, on an ongoing basis, the skills, background, and experience that should be represented on the Board of Directors and its committees, the performance of incumbent directors, the appropriate size of the Board of Directors, potential vacancies on the Board, and other factors relating to the efficacy of the Board. The Committee and the Board seek to maintain a group of Board members that, in the aggregate, possesses the skills, background and experience necessary and desirable to effectively address the issues and challenges the Company will confront. The Board does not expect that any single member will possess all of these attributes, and therefore seeks to accomplish this by selecting candidates with diverse skills and backgrounds. The Committee discusses with the Board, at least annually, the various qualifications and skills that should be represented on the Board and its committees, taking into account the nature of the business and the objectives of the Company as they may evolve over time. The Committee also reviews, on an annual basis, the performance of the sitting members of the Board, and makes recommendations to the Board regarding those directors to be nominated for reelection by the stockholders.

Although the Governance Committee does not routinely employ professional consultants for this purpose, members of the Committee communicate with knowledgeable persons on a continuing basis to identify potential candidates for Board membership. Any qualified potential candidates so identified are then discussed by the Committee and the Board, and if the potential candidate appears likely to be a substantial addition to the Board, he or she is then interviewed by members of the Committee and the Board. The Governance Committee then considers the reports of the interviews and other information that has been gathered and determines whether to recommend to the Board of Directors that the person be elected as a director.

Stockholders may send recommendations of persons to be considered by the Governance Committee for nomination for election as directors to: Chairman, Governance Committee, Albany International Corp., 216 Airport Drive, Unit 1, Rochester, New Hampshire 03867. Our Corporate Governance Guidelines, a copy of which is available at the Corporate Governance section of our website (www.albint.com), set forth criteria to be employed by the Governance Committee and the Board of Directors in determining whether a person is qualified to serve as a director of the Company. Recommendations by stockholders should include information relevant to these criteria. The Governance Committee will give consideration to persons recommended by stockholders in the same manner that it employs when considering recommendations from other sources.

All of the nominees for election as directors at the 2011 Annual Meeting are standing for reelection by stockholders.

Audit Committee.  The Audit Committee assists the Board of Directors in fulfilling its fiduciary responsibilities regarding the Company’s accounting and financial reporting practices and internal controls with respect to accounting, finance, legal compliance, and ethics. It also provides a means of open communication among the independent auditors, management, the Company’s internal auditors, and the Board of Directors. The Board has also designated the Audit Committee as the Company’s “Qualified Legal Compliance Committee” pursuant to the rules of the Securities and Exchange Commission with respect to Section 307 of the Sarbanes-Oxley Act. Under the NYSE Rules, the Audit Committee has “sole authority” to “hire and fire” our auditors. A copy of the current Charter of the Audit Committee is available at the Corporate Governance section of our website (www.albint.com). The current members of the Audit Committee are Paula H. J. Cholmondeley, Edgar G. Hotard (Chairman), and Juhani Pakkala. From January 1 until May 28, 2010, the membership of the Committee was the same as it is currently. On May 28, 2010, Director John Cassidy replaced Director Pakkala. On December 17, 2010, Director Cassidy stepped down and Director Pakkala was reappointed to the Committee.

The Audit Committee has provided the following report:

The Audit Committee has reviewed and discussed with management and the independent auditors, PricewaterhouseCoopers LLP (“PwC”), the financial statements for 2010, including management’s report with respect to internal control over financial reporting. The Audit Committee has discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and has received from PwC the written disclosures and the communications relating to PwC’s independence required by PCAOB rules. The Audit Committee has discussed with PwC its independence, and has considered whether the provision by PwC of the services referred to below under “RATIFICATION OF INDEPENDENT AUDITORS” is compatible with maintaining the independence of PwC.

Based on the foregoing discussions and review, the Audit Committee recommended to the Board of Directors that the audited statements for 2010 be included in the Company’s Annual Report on Form 10-K for 2010 filed with the Securities and Exchange Commission.

The financial reporting process of the Company, including the system of internal controls and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, is the responsibility of the Company’s management. The Company’s independent auditors (PwC) are responsible for auditing the Company’s financial statements and internal controls over financial reporting. The Audit Committee monitors and reviews these processes. As required by the NYSE Rules, the Board of Directors has determined that, in their judgment, all of the members of the Audit Committee are “financially literate” and at least one member of the Committee “has accounting or related financial management expertise.” The Board has also determined that at least one member of the Committee, Paula H. J. Cholmondeley, is a “financial expert” as such term is defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. The members of the Audit Committee are not employees of the Company and do not represent themselves as experts in the field of accounting or auditing.

The Charter of the Audit Committee provides that the members of the Committee are entitled to rely, and they do rely, on advice, information, and representations that they receive from the independent auditors, management, and the head of internal audit. Accordingly, the review, discussions, and communications conducted by the Audit Committee do not assure that the financial statements of the Company are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that the Company’s independent auditors are, in fact, “independent.”

The Audit Committee:
Edgar G. Hotard, Chairman
Paula H. J. Cholmondeley
Juhani Pakkala

The Board of Directors has determined that none of the members of the Audit Committee has any relationship with the Company that may interfere with the exercise of his or her independence from management and the Company and, on that basis, has determined that each of them is “independent” within the meaning of the Sarbanes-Oxley Act and the NYSE Rules.

Mr. Pakkala was initially elected to the Audit Committee in August 2004. At that time, the Board considered his prior employment at Metso Paper Inc., a manufacturer of papermaking equipment. The Company has supplied products and services to Metso from time to time, and has also pursued other contractual agreements with them from time to time, mostly related to development of new products. Mr. Pakkala retired from Metso Paper in 2003, and since that time has maintained no relationship with Metso, other than the ownership of an option to purchase some shares of Metso Corporation, the parent company of Metso Paper (which option has since been exercised and the shares sold), and rights to receive amounts under Metso pension and deferred compensation plans, all of which he acquired while a Metso Paper employee. The Board at that time determined that these factors did not rise to the level of a “material relationship” with the Company within the meaning of the NYSE Rules, and did not constitute a relationship with the Company that may interfere with the exercise of his independence from management.

Mr. Hotard was elected to the Audit Committee in May 2007. Until March 2011, Mr. Hotard provided services as an independent contractor to the China practice of Monitor Group, a management consulting firm. The Company engaged Monitor Group in the U.S. during 2007 and 2008 to provide consulting services related to its Albany Engineered Composites business. Fees paid to Monitor during 2007 and 2008 were approximately $380,000 and $249,000, respectively. Mr. Hotard has never been a Monitor employee. He has provided consulting services to Monitor’s affiliate, Monitor Consulting Hong Kong Ltd, functioning as an advisor for Monitor’s Asia consulting practice, and has served as the Chairman of Monitor Group (China), representing Monitor before the Chinese government and industry associations involved with China (e.g., the U.S. China Business Council) and Chinese companies — state-owned and private.

In exchange for these services, Mr. Hotard received a monthly retainer and reimbursement of travel expenses. The monthly retainer was not based on any revenue-generation goals, and was independent of any consulting fees Monitor collected anywhere in the world, including fees received from the Company. He was also, in prior years, entitled to receive performance-based incentives related to identifying investment opportunities for Monitor Capital. Such incentives were not tied to any revenue-generation goals of Monitor Group. He received no portion of the fees paid by the Company to Monitor in the U.S., nor any commission or other compensation, direct or indirect, related to the Company’s engagement of Monitor. Payments by the Company to Monitor Group did not exceed 2% of Monitor’s net revenues during any of the last three years.

Based on these facts, the Company’s Board has determined that the retention of Monitor in the U.S. to provide consulting services did not constitute a “material relationship” between the Company and Mr. Hotard, and did not compromise his independence.

After due inquiry, the Board is not aware of, and therefore did not consider, any other transactions, relationships, or arrangements with any of the other members of the Audit Committee when determining their independence.

The Board of Directors has determined that Ms. Cholmondeley possesses all of the attributes of an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K of the Securities and Exchange Commission. Ms. Cholmondeley also serves on the audit committee of Minerals Technologies Inc., which is a public company. The Audit Committee Charter does not permit any member of the Audit Committee to serve on the audit committees of more than two other public companies, unless the Board of Directors has determined that such simultaneous service would not impair the ability of such member to serve effectively on our Audit Committee, and such determination is disclosed in our annual proxy statement. Pursuant to the NYSE Rules, the Board of Directors has determined that all of the current members of the Audit Committee are “financially literate” and that at least one member of the Committee has “accounting or related financial management expertise.” The Board of Directors believes that all of the current members of the Audit Committee are well qualified to perform the functions for which the Committee is responsible.

Compensation Committee.  The Compensation Committee is generally responsible for determining the compensation of our directors and executive officers. A copy of the Committee’s Charter is available at the Corporate Governance section of our website (www.albint.com). The current members of the Compensation Committee are John F. Cassidy, Jr. (Chairman), Christine L. Standish and Erland E. Kailbourne. Directors Cholmondeley and Pakkala also served on the Committee from January 1 until December 17, 2010.

As specified in its charter, the Compensation Committee is directly responsible for determining the compensation of the Company’s Chief Executive Officer as well as the other senior executive officers of the Company. The Committee also assists the Board of Directors in the creation and implementation of employee compensation, incentive, and benefit policies and plans; administers (or oversees the administration by management of) pension and other employee benefit plans; and approves grants and awards under our stock option and restricted stock unit plans, and our 2005 Incentive Plan (except for awards intended to preserve deductibility under Section 162(m) of the Internal Revenue Code, which awards are approved by a separate committee of independent directors designated for such purpose). These duties and responsibilities may be delegated to a subcommittee comprising one or more members of the Committee.

The Committee’s Charter indicates that input from management is both expected and in some instances required in connection with the Committee’s exercise of its responsibilities. See “The Role of Executive Officers in the Compensation Process” on page 27.

In addition, the Committee’s charter charges the Committee with the responsibility to obtain advice and assistance from outside legal or other advisors or consultants as the Committee may from time to time deem appropriate, and to determine the compensation and other terms of service of such advisors and consultants. The Committee has exclusive power to select, retain, and terminate the services of any such advisors or consultants to assist in evaluating the compensation of the Chief Executive Officer or senior executives, and sole power to determine the compensation and other terms of service of such consultants. The Charter provides that we shall provide for the payment of fees and compensation to any advisors or consultants so employed by the Committee. The Company paid $436,170 to Towers Watson during 2010 for compensation-related services. (See Benchmarking and Use of Consultant on page 23 for a discussion of compensation-related services provided by Towers Watson during 2010.) The Company also retained Towers Watson during 2010 to provide actuarial and related services with respect to certain of the Company’s benefit plans, and expects to do so again during 2011.

Compensation Committee Interlocks and Insider Participation.  Directors Cassidy and Christine Standish served on the Compensation Committee during all of 2010. Directors Cholmondeley and Pakkala served until December 17, 2010, and Director Kailbourne has served as a member since December 17, 2010.

No member of the Committee was an employee during 2010. Christine Standish is an officer and director of J. S. Standish Co. (See “SHARE OWNERSHIP” on page 12.)

Non-management directors.  Meetings of the “non-management” directors, as defined by the NYSE Rules, are regularly held at the conclusion of each meeting of the Board. The current non-management directors include all of the directors other than Dr. Morone. Meetings of the non-management directors during 2010 were chaired by the Chairman. The Chairman also acts as a liaison between the directors and the Chief Executive Officer and facilitates communication among the directors. Interested persons may communicate with the Chairman and the non-management directors by writing to: Chairman, Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867.

Shareholder communications.  It is our policy to forward to each member of the Board of Directors any communications addressed to the Board of Directors as a group, and to forward to each director any communication addressed specifically to such director. Such communications may be sent to: Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867.

Available Information.  The Company’s Corporate Governance Guidelines, Business Ethics Policy, and Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Controller, and the charters of the Audit, Compensation, and Governance Committees of the Board of Directors are all available at the Corporate Governance section of the Company’s website (www.albint.com).

Certain Business Relationships and Related Person Transactions

The Company has adopted a written policy requiring review of relationships and transactions in which directors or executive officers, or members of their immediate families, are participants in order to determine whether such persons have a direct or indirect material interest. The Company’s Legal Department is responsible for developing and implementing processes and controls designed to obtain information relating to any such relationship or transaction, and for determining whether disclosure of such relationships or transactions is required. The Audit Committee of the Board of Directors is responsible for reviewing such information, and making recommendations to the disinterested members of the Board regarding the ratification or approval of such relationships or transactions. As set forth in the policy, the Audit Committee considers each transaction in light of relevant factors, including any benefits to the Company, whether the terms are arm’s-length and in the ordinary course, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction, and such other facts and circumstances as may bear on the materiality of the transaction or relationship. No director may participate in the review, ratification or approval of any transaction in which such director has an interest.

Since January 1, 2010, there have been no transactions involving related persons required to be reported in this proxy statement where the above policy did not require review, approval or ratification, or where such policy was not followed.

Chairman Emeritus

As Chairman Emeritus of the Board of Directors, J. Spencer Standish is invited to all meetings of the Board and Compensation Committee of the Board and normally attends such meetings. He receives limited but regular assistance from Company administrative personnel in managing his correspondence and travel arrangements. He visits Company facilities in the United States and abroad from time to time, and consults with senior management from time to time on Company matters. Mr. Standish was reimbursed a total of $2,891 for Company-related expenses incurred during 2010 in connection with such visits, his attendance at meetings, and such consultations. Other than his pension under the Company’s retirement plans, and reimbursement of these expenses, Mr. Standish receives no fees or compensation for his activities with respect to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and any persons holding more than 10% of our Class A Common Stock, to file with the Securities and Exchange Commission reports disclosing their initial ownership of the Company’s equity securities, as well as subsequent reports disclosing changes in such ownership. To the Company’s knowledge, based solely on a review of such reports furnished to us and written representations by such persons that no other reports were required, all persons who were subject to the reporting requirements of Section 16(a) complied with such requirements during the year ended December 31, 2010.

SHARE OWNERSHIP

As of the close of business on March 31, 2011, each of the directors and the Named Executive Officers, and all current directors and officers as a group, beneficially owned shares of our capital stock as follows:

	Shares of Class A Common Stock Beneficially Owned (a)		Percent of Outstanding Class A Common Stock	Shares of Class B Common Stock Beneficially Owned		Percent of Outstanding Class B Common Stock
Joseph G. Morone	100,571	(b)	(c)	—		—
Christine L. Standish	159,932	(d)	(c)	153,022	(e)	4.73%
Erland E. Kailbourne	17,159		(c)	—		—
John C. Standish	161,182	(f)	(c)	153,022	(g)	4.73%
Juhani Pakkala	10,812		(c)	—		—
Paula H. J. Cholmondeley	14,680	(h)	(c)	—		—
John F. Cassidy, Jr.	12,438		(c)	—		—
Edgar G. Hotard	11,523		(c)	—		—
John B. Cozzolino	4,308	(i)	(c)	—		—
Daniel Halftermeyer	47,262	(j)	(c)	—		—
Michael Joyce	18,170	(k)	(c)	—		—
Michael K. Burke	—		(c)	—		—
All officers and directors as a group (18 persons)	480,661		1.72%	154,726		4.78%

(a)	Because shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a one-for-one basis, they are reflected in the above table both as Class B shares beneficially owned and as Class A shares beneficially owned. “Beneficial ownership” has the meaning specified under Rule 13d-3 of the Securities Exchange Act.
(b)	Includes (i) 96,526 shares owned outright and (ii) 4,045 shares held in the Company’s employee stock ownership plan.
(c)	Ownership is less than 1%.
(d)	Includes (i) 6,595 shares owned outright, (ii) 153,022 shares issuable upon conversion of an equal number of shares of Class B Common Stock, and (iii) 315 shares held by Ms. Standish in her account in the Company’s 401(k) retirement savings and employee stock ownership plans. The nature of Ms. Standish’s beneficial ownership of the Class B shares is described in note (e) below.
(e)	Includes (i) 1,704 shares owned outright and (ii) 151,318 shares owned by the Standish Delta Trust. Does not include (i) 247,153 shares held by a trust for her sole benefit, as to which she has no voting or investing power, (ii) 868,117 shares held by J. S. Standish Company, of which she is a director, (iii) 10,700 shares held by the Christine L. Standish Gift Trust, a trust for the benefit of her descendants as to which she has no voting or investment power, or (iv) 120,000 shares held by the Christine L. Standish Delta Trust, a trust for the benefit of her descendants as to which she has no voting or investment power.
(f)	Includes (i) 153,022 shares issuable upon conversion of an equal number of shares of Class B Common Stock, (ii) 540 shares held by Mr. Standish in his account in the Company’s 401(k) retirement savings and employee stock ownership plans, and (iii) 7,620 shares issuable upon exercise of options currently exercisable. The nature of Mr. Standish’s beneficial ownership of the Class B shares is described in note (g) below. Does not include 11 shares owned by his spouse, as to which shares he disclaims beneficial ownership.
(g)	Includes (i) 1,704 shares owned outright and (ii) 151,318 shares owned by the Standish Delta Trust. Does not include (i) 247,154 shares held by a trust for his sole benefit, as to which he has no voting or investment power, (ii) 868,117 shares held by J. S. Standish Company, of which he is a director, (iii) 10,700 shares held by the John C. Standish Gift Trust, a trust for the benefit of his descendants as to which he has no voting or investment power, or (iv) 120,000 shares held by the John C. Standish Delta Trust, a trust for the benefit of his descendants as to which he has no voting or investment power.

(h)	Includes (i) 12,508 shares owned outright, and (ii) 2,172 shares in a retirement plan.
(i)	Includes (i) 1,452 shares owned outright, (ii) 2,556 shares held in the Company’s employee stock ownership plan, and (iii) 300 shares issuable upon exercise of options exercisable currently or within 60 days.
(j)	Includes (i) 21,462 shares owned outright and (ii) 25,800 shares issuable upon exercise of options exercisable currently or within 60 days.
(k)	Includes (i) 14,513 shares owned outright and (ii) 3,657 shares held in the Company’s employee stock ownership plan.

Each of the individuals named in the preceding table has sole voting and investment power over shares listed as beneficially owned, except as indicated. Each of the directors and officers whose share ownership is reported above has indicated that no such shares are pledged as security.

The following persons have informed us that they were the beneficial owners of more than five percent of our outstanding shares of Class A Common Stock:

Name(s)(a)	Reported Shares of Company’s Class A Common Stock Beneficially Owned*		Percent of Outstanding Class A Common Stock
J. Spencer Standish	2,583,811	(b)	8.44%
Wellington Management Company, LLP	2,151,861	(c)	7.68%
BlackRock, Inc.	2,069,260	(d)	7.38%
Tocqueville Asset Management, LP	1,645,620	(e)	5.87%
Vanguard Fiduciary Trust Company	1,584,982	(f)	5.66%
TimesSquare Capital Management, LLC	1,500,430	(g)	5.35%
Columbia Wanger Asset Management, L.P.	1,566,000	(h)	5.59%

*	As of December 31, 2010, except for J. Spencer Standish, whose holdings are shown as of March 31, 2011.
(a)	Addresses of the beneficial owners listed in the above table are as follows: J. Spencer Standish, 395 Llwyd’s Lane, Vero Beach, FL 32963; BlackRock, Inc., 40 East 52nd Street, New York, NY 10022; Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210; Vanguard Fiduciary Trust Company, 500 Admiral Nelson Boulevard, Malvern, PA 19355; Tocqueville Asset Management, LP, 40 West 57th Street, 19th Floor, New York, NY 10019; Columbia Wanger Asset Management, L.P., 227 West Monroe Street, Suite 3000, Chicago, IL 60606; and TimesSquare Capital Management, LLC, 1177 Avenue of the Americas, 39th Floor, New York, NY 10036.
(b)	Includes 2,583,811 shares issuable upon conversion of an equal number of shares of Class B Common Stock. 1,715,694 shares of Class B Common Stock are held by trusts as to which he has sole voting and investment power; the remaining 868,117 shares are held by J. S. Standish Company. (J. S. Standish Company is a corporation as to which J. Spencer Standish holds the power to elect all of the directors.) Current directors of J. S. Standish Company include J. Spencer Standish, John C. Standish (son of J. Spencer Standish), Christine L. Standish (daughter of J. Spencer Standish), and Thomas R. Beecher, Jr. Does not include (x) 8,614 shares of Class A Common Stock beneficially owned by his daughter, Christine L. Standish, a director of the Company, (y) 9,864 shares of Class A Common Stock beneficially owned by his son, John C. Standish, a director of the Company, or (z) 151,318 shares issuable upon conversion of an equal number of shares of Class B Common Stock held by the Standish Delta Trust. Mr. Standish disclaims beneficial ownership of such shares.
(c)	Represents shares beneficially owned by investment advisory clients of Wellington Management Company, LLP. Wellington Management Company, LLP has shared power to vote or direct the vote of 1,594,858 such shares, and shared power to dispose or direct the disposition of all such shares.
(d)	Represents shares beneficially owned by BlackRock, Inc. and one or more affiliates, including BlackRock Advisors, LLC and BlackRock Investment Management, LLC. BlackRock, Inc. and/or one or more of such entities has the sole power to vote or direct the vote of, and sole power to dispose or direct the disposition of, all such shares.
(e)	Represents shares beneficially owned by Tocqueville Asset Management, LP as investment adviser.

Tocqueville Asset Management, LP has sole power to vote or direct the vote of, and sole power to dispose or direct the disposition of, all such shares.
(f)	Represents shares reported as beneficially owned by Vanguard Fiduciary Trust Company, in its capacity as trustee for certain employee benefit plans, including the Company’s ProsperityPlus Savings Plan. The plan trustee votes shares allocated to participant accounts as directed by participants subject to Section 404 of the Employee Retirement Income Security Act of 1974, as amended (ERISA).
(g)	Represents shares beneficially owned by investment advisory clients of TimesSquare Capital Management, LLC. TimesSquare Capital Management, LLC has sole power to vote or direct the vote of 1,368,930 such shares, and sole power to dispose or direct the disposition of all such shares.
(h)	Represents shares beneficially owned by investment advisory clients of Columbia Wanger Asset Management, L.P. Columbia Wanger Asset Management, L.P. has sole power to vote or direct the vote of 1,412,000 such shares, and sole power to dispose or direct the disposition of all such shares.

The following persons have informed the Company that they are the beneficial owners of more than five percent of the Company’s outstanding shares of Class B Common Stock as of March 31, 2010:

Name(s)(a)	Shares of Company’s Class B Common Stock Beneficially Owned		Percent of Outstanding Class B Common Stock
J. Spencer Standish	2,583,811	(b)	79.84%
J. S. Standish Company	868,117		26.83%
Thomas R. Beecher, Jr.	645,625	(c)	19.95%

(a)	Addresses of the beneficial owners listed in the above table are as follows: J. Spencer Standish, 395 Llwyd’s Lane, Vero Beach, FL 32963; J. S. Standish Company, c/o Barrantys LLC, 120 West Tupper Street, Buffalo, NY 14201; and Thomas R. Beecher, Jr., c/o Barrantys LLC, 120 West Tupper Street, Buffalo, NY 14201.
(b)	Includes (i) 868,117 shares held by J. S. Standish Company, a corporation of which he is a director and as to which he holds the power to elect all of the directors, and (ii) 1,715,694 shares held by trusts as to which he has sole voting and investment power. Does not include (x) 1,704 shares of Class B Common Stock owned outright by his son, John C. Standish, (y) 1,704 shares of Class B Common Stock owned outright by his daughter, Christine L. Standish, or (z) 151,318 shares held by the Standish Delta Trust. Mr. Standish disclaims beneficial ownership of such shares.
(c)	Includes (i) 247,154 shares held by a trust for the sole benefit of John C. Standish (son of J. Spencer Standish) and (ii) 247,153 shares held by a trust for the sole benefit of Christine L. Standish (daughter of J. Spencer Standish). Mr. Beecher is the sole trustee of such trusts with sole voting and investment power. Also includes 151,318 shares held by the Standish Delta Trust, of which he is trustee with shared voting and investment power. Does not include 868,117 shares held by J. S. Standish Company, of which he is a director.

Voting Power of Mr. Standish

J. Spencer Standish, related persons (including Christine L. Standish and John C. Standish, directors of the Company) and Thomas R. Beecher, Jr., as sole trustee of trusts for the benefit of descendants of J. Spencer Standish, now hold in the aggregate shares entitling them to cast approximately 53.58% of the combined votes entitled to be cast by all stockholders of the Company. Accordingly, if J. Spencer Standish, related persons, and Thomas R. Beecher, Jr., as such trustee, cast votes as expected, election of the director nominees listed above will be assured.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed the Compensation Discussion and Analysis following this report with management of the Company, and based on such review recommended to the Board of Directors that it be included in the Company’s Annual Report on Form 10-K and this proxy statement.

John F. Cassidy, Jr., Chairman
Christine L. Standish
Erland E. Kailbourne

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The chief purpose of this discussion is to report and describe the compensation earned by and paid to the Company’s “named executive officers” during the past year. For 2010, the Company’s named executive officers (“NEOs”), as that term is defined according to SEC regulations, were President and Chief Executive Officer Joseph G. Morone; former Senior Vice President and Chief Financial Officer Michael K. Burke; current Chief Financial Officer and Treasurer John B. Cozzolino; President — PMC Daniel A. Halftermeyer; President — Applied Technologies Michael J. Joyce; and Chief Operating Officer, Albany Engineered Composites, Inc., Ralph M. Polumbo. We begin by outlining the philosophy and objectives that drive our executive compensation program. Next, we describe the methodology used by the Committee to structure the executive compensation program for 2010. We then describe the compensation opportunities established for each NEO according to this methodology. A description of the Company’s results and the NEOs’ individual performance follows, with a report of the compensation earned and paid to the NEOs based on performance in 2010. Finally, we complete this discussion and analysis with the detailed tables and descriptions of the various elements of the executive compensation program, as required by SEC regulations. When we reach this part, we will refer to four groups of executives. “Managers” or “management” refers to approximately 500 managers worldwide who participate in the annual cash incentive bonus program described below. “Top management” refers to approximately 250 more senior managers who, in addition, are eligible to receive annual grants of Restricted Stock Units (“RSUs”) as described below. “Executive officers” refers to a still more senior group of 10 executives who are elected by the Board of Directors and are identified as executive officers in our Annual Report on Form 10-K. Finally, the term “senior management team” refers to the Chief Executive Officer and a core group of 7 to 9 top executives working most closely with him. The senior management team consists of both executive officers and non-officers. With the exception of Mr. Cozzolino, the NEOs were all members of the senior management team at the beginning of 2010. (Mr. Cozzolino became an NEO when he became acting Chief Financial Officer in September 2010. He was appointed Chief Financial Officer in February 2011.)

Compensation Philosophy and Objectives

It is the overarching philosophy of the Committee to compensate the Company’s executives based on their individual importance to achieving the Company’s strategic objectives, consistent with competitive market practices, and taking internal equity into account. It is also the Committee’s intent that the compensation program for NEOs include both long-term and performance-based compensation components. The principal objectives of our executive compensation program, thus, are (1) to enable the Company to attract and retain talented, well-qualified, experienced, and highly motivated executives whose performance will substantially enhance the Company’s performance, and (2) to structure elements of compensation so that performance consistent with delivering shareholder value and the Company’s annual and long-term goals is suitably rewarded.

2010 Compensation Structure

In order to more effectively implement the foregoing philosophy and objectives, the Committee adopted a new methodology for establishing the compensation opportunities for its NEOs in 2010. Benchmarking continues to have a role with this methodology, and benchmarking data is reviewed prior to the establishment of any of the elements of the compensation program described below, but the central concepts of this methodology are target compensation opportunities, earned compensation and paid compensation. The main point of reference, and the key determining factor for each NEO’s compensation, is the concept of a total direct compensation target. Thus, the first step in creating the executive compensation program is the establishment of a total direct compensation target for each NEO. To do this, the Committee considers benchmarking data, the executive’s past performance, and his or her individual importance to the Company. The total direct compensation targets established are not guaranteed, but paid only if earned by an NEO based on performance.

Once the total direct compensation target is established, the Committee frames the structure of the compensation program by settling upon the elements of compensation to be utilized to pay the compensation, if earned. For 2010, the Committee determined that total direct compensation target opportunities for NEOs would be paid as base salary and through short-term and long-term incentive compensation awards; the latter two elements being performance-based and at risk. First, the Committee determined the appropriate amount of the total direct compensation target which would be paid as base salary; the balance to be allocated between the short- and long-term incentive compensation. However, for 2010 (and again for 2011), the Committee concluded that before establishing the short- and long-term incentive compensation targets, it needed to reduce the total direct compensation target by an amount equal to one-fourth of the estimated payout of any RSUs that may have been granted to the NEO under a special executive retention incentive implemented in 2008. The Committee believed that the special executive retention incentive is actually earned over a four-year period, and therefore properly included in the recipient’s total direct compensation for 2010. After accounting for that reduction, the Committee determined that 35% of total direct compensation target should be allocated toward long-term incentive compensation. This would be accomplished pursuant to grants made under the Company’s 2005 Incentive Plan. A three-year performance award would be granted to each NEO (the “MPP Performance Award”), with a total target award opportunity equal to 35% of the reduced total direct compensation target. The remainder of the total direct compensation target would make up the target award opportunity in a one-year performance award granted under the 2005 Incentive Plan (the “APP Performance Award”). Payment of the target awards allocated between the short- and long-term incentives would be paid only if earned.

The next step in the process requires the Committee to establish performance measurement metrics and goals for each NEO against which performance would be judged to determine how much of the incentive compensation, if any, was earned by an NEO. For 2010 the Committee adopted short-term metrics and goals for the APP Performance Awards that consisted of both financial and non-financial measures. The metrics and goals established for the MPP Performance Awards were long-term financial measures.

Finally, the Committee determines the form in which compensation should be paid, if earned. Base salary is established as cash compensation. For 2010 the Committee determined that both APP Performance Awards and MPP Performance Awards should be paid as a combination of cash and equity. To accomplish that goal, the target opportunities for the performance awards were allocated between stock and cash, and each award agreement established two distinct target opportunities for each based on the allocation. If earned, the incentive compensation would be paid as cash and stock according to those allocations.

Following the completion of the performance periods, it is the Committee’s responsibility to review performance against the goals and establish the final incentive compensation payouts. It is only at this time that it can be determined how much of the total direct compensation target is actually earned by the NEO.

Dr. Morone

In implementing the structure described above, the Committee first established a total direct compensation target for Dr. Morone in 2010 of $3,337,000. Of this amount, the Committee determined that $745,000 should be paid as base salary. This amounted to a merit increase of approximately 3.9% and became effective in April 2010. Next, the Committee reduced the total direct compensation target by $500,000, an amount equal to one-quarter of special executive retention incentive granted to him in 2008 (based on share value at that time). The Committee then determined that 35% of the reduced total direct compensation target would be established as the target opportunity in an MPP Performance Award to be granted to Dr. Morone. The Committee also determined that the remainder of the reduced total direct compensation target after deducting the base salary and MPP Performance Award target opportunity would be established as the APP Performance Award target opportunity.

Once the Committee determined Dr. Morone’s overall target opportunities for the MPP Performance Award and APP Performance Award, it then allocated the target opportunities between stock and cash. For the MPP Performance Award the allocation was 60% stock and 40% cash. For the APP Performance Award the allocation was 40% stock and 60% cash. Based on these allocations two distinct target opportunities were established for each performance award. The calculation of the stock target opportunity used an estimated stock price, which differed between the MPP Performance Award and the APP Performance Award. The table on page 20 sets forth the target opportunities established for Dr. Morone (and each of the other NEOs other than Mr. Cozzolino) for the MPP Performance Award and the APP Performance Award, as well as the total direct compensation target, the 2010 base salary and the reduction for the special executive retention incentive.

Dr. Morone’s APP Performance Award consisted of eight qualitative metrics and goals and one quantitative metric and goal. The quantitative metric adopted was 2010 Corporate Cash Flow and accounted for 70% of this performance compensation target. The goal established was 2010 Corporate Cash Flow of $82.1 million. A threshold goal of $57.5 million and the maximum goal of $114.9 million were also established.

For the purpose of establishing the performance goal, “2010 Corporate Cash Flow” was defined as the amount reported as “Operating Income” for 2010 in the Company’s Consolidated Statement of Income plus any income, or less any expense, derived from foreign currency derivative trading activities and not reflected in operating income, adjusted by adding back, to the extent that such expense reduced Operating Income:

(A) depreciation and amortization expense;

(B) restructuring costs, provided however, that the Committee could, in its sole discretion, choose to omit certain restructuring costs from this provision so long as the failure to add back those restructuring costs did not result in a higher achievement of the performance metric or reduce the target goal;

(C) any expenses related to machinery and equipment relocations related to plant closings or the consolidation of manufacturing capacities; and

(D) any goodwill and intangible impairment;

(in each case, as determined in accordance with GAAP and the Company’s accounting policies, consistently applied) provided that the amount so determined would then be further adjusted (1) to exclude the effect of any adjustments to the Company’s financial statements required to reflect the effect of (a) discontinued operations, or (b) newly effective accounting pronouncements, the effect of which were not incorporated into the Board-approved operating plan (in each case, without duplication, as defined by GAAP and as included in the Company’s audited financial statements whether or not reflected as a separate line item in such audited financial statements); (2) to exclude (i) any corporate cash flow attributable to any business operations acquired during the performance period, or (ii) reallocated overhead costs that were otherwise attributable to any discontinued operations divested during the performance period; (3) to exclude the effect on operating income of any expenses, including consulting or professional fees, incurred in connection with any activities undertaken by management at the direction of the Board of Directors to investigate or pursue any strategic acquisitions, combinations, joint ventures or divestitures, regardless of whether such efforts result in the completion of such acquisition, combination, joint venture or divestiture during the performance period;

then further adjusting the resulting amount by:

(X) adding back any expense, or deducting any income, associated with life insurance policies, or their cash surrender values, to the extent such affected Operating Income;

(Y) deducting therefrom the aggregate sum of all cash payments for capital expenditures during the Performance Period; and

(Z) by increasing, or decreasing as the case may be, the amount by a sum equal to the net decrease (or increase) in the aggregate sum of Accounts Receivable and Inventories less Accounts Payable between 2009 and 2010. Accounts Receivable, Inventories, and Accounts Payable shall in each case mean the amounts set forth in the Company’s financial accounting systems and reported in the Company’s year-end consolidated financial statements for the applicable year in accordance with GAAP, adjusted to exclude (1) any Accounts Receivable, Inventories, and Accounts Payable attributable to any business operations acquired during the applicable year, and (2) the effect of currency fluctuations.

The eight qualitative metrics in Dr. Morone’s APP Performance Award all related to the growth and success of the Company’s composites business, Albany Engineered Composites, Inc. (AEC), and were aggregately weighted to account for 30% of his overall performance measurement metric. The metrics were designed to measure and reward discrete project achievement goals, (the “AEC Milestones”). Performance- relative AEC Milestones were defined within the APP Performance Award agreements to mean the successful achievement of a project milestone within any of eight designated projects that were currently in progress or contemplated within the AEC business segment at the time the award was granted. Each project was given an individual weight depending upon its importance to the success of the business segment and ranged from 4% to 12%, and would total 45% if all eight project milestones were successfully achieved. The completion of any one project milestone would result in a performance achievement level equal to that project milestone’s individual weight. Thus, the threshold goal was the successful completion of at least one project milestone. The basis for establishing an aggregate of 45% on a target weighted at 30% of the overall performance measurement metric was to provide a maximum performance equal to 150% of the performance goal. The determination of whether any such AEC Milestone was successfully achieved rested within the sole discretion of the Committee, taking into consideration the criteria for success as set forth in the 2010 operating plan approved by the Board of Directors. Pursuant to the authority provided in item 402 of SEC Regulation S-K, the Committee has chosen not to identify the AEC projects involved or provide details of the nature of the milestone objectives. The Committee believes that doing so would require disclosure of confidential commercial and financial information, which would result in competitive harm to the Company.

The performance measurement metrics adopted for Dr. Morone’s MPP Performance Award consist solely of quantitative financial metrics. The two metrics adopted were Aggregate Corporate Cash Flow and Aggregate Net Sales within the AEC business segment, weighted to account for 60% and 40%, respectively, of his overall performance measurement metric. Each of these metrics was aggregated to reflect the three-year performance period, and the goals were established as the cumulative projected results for each metric in 2010, 2011 and 2012. The Committee has determined to forgo the enumeration of the actual goals at this time to avoid competitive harm to the Company.

Other NEOs

The Committee applied the same methodology to ascertain the compensation for the remaining NEOs. It first established a total direct compensation target for each of the remaining NEOs and set their base salaries. None of the remaining NEOs, however, received an increase in base salary for 2010; any increase was earmarked to incentive compensation. The Committee then established the target opportunities for APP Performance Awards and MPP Performance Awards for each. The table on page 20 sets forth the total direct compensation target, the 2010 base salary, the reduction for the special executive retention incentive, and the target opportunities established for the MPP Performance Award and the APP Performance Awards. Finally, the Committee established the performance measurement metrics and goals for each NEO.

Messrs. Polumbo and Burke

Except for the differing target award opportunities, the APP Performance Award and MPP Performance Award agreements granted to Messrs. Polumbo and Burke were identical in all other respects to those granted to Dr. Morone, including the same performance measurement metrics and goals.

Mr. Halftermeyer

The APP Performance Award granted to Mr. Halftermeyer contained only one performance metric —  2010 Global PMC Cash Flow. The definition of 2010 Global PMC Cash Flow was essentially the same as the definition of 2010 Corporate Cash Flow, with two exceptions. First, the definition of 2010 Global PMC Cash Flow began with the amount reported as “Operating Income” for the Global PMC business segment for 2010 in the Company’s Consolidated Statement of Income before application of the enumerated adjustments, rather than the “Operating Income” for the entire Company. This difference was due to Mr. Halftermeyer’s position as President for the PMC business segment and had the effect of excluding certain corporate expenses. Second, the definition did not provide for any adjustments relating to the net change in Accounts Payable, a metric for which the Company’s Global Supply Chain Group is primarily responsible and therefore largely outside Mr. Halftermeyer’s control. The goal established was 2010 Global PMC Cash Flow of $171.3 million, with a threshold goal of $119.6 million and a maximum goal of $239.8 million.

The metric adopted for Mr. Halftermeyer’s MPP Performance Award was Aggregate Global PMC Cash Flow. The metric is aggregated to capture the three-year performance period, and the goal established is the cumulative projected results for each metric in 2010, 2011 and 2012. The Committee has determined to forgo the enumeration of the actual goal to avoid competitive harm to the Company.

Mr. Joyce

The APP Performance Award granted to Mr. Joyce contained one financial metric and four project milestone metrics. The financial performance measurement metric adopted was 2010 Global ATG Cash Flow. This performance measurement metric was weighted at 70% of Mr. Joyce’s overall performance measurement metric. The definition of 2010 Global ATG Cash Flow was again essentially the same as the definition of 2010 Corporate Cash Flow, but in this case the definition began with the aggregate amount reported as “Operating Income” for the Global Engineered Fabrics business segment, the Global PrimaLoft business segment and the Global Albany Door Systems business segment for 2010 in the Company’s Consolidated Statement of Income before application of the enumerated adjustments. This difference reflected the fact that Mr. Joyce is the President of the Applied Technologies Group, which includes those three business segments. Also, the metric did not include any adjustment for the net change in accounts payable. The goal established was 2010 Global ATG Cash Flow of $34.6 million, with a threshold goal of $24.2 million and a maximum goal of $48.4 million.

As President of the Applied Technologies Group, Mr. Joyce also had responsibility in 2010 for Corporate Research and Development (R&D) and Global Information Systems (GIS). Thus, the four project milestone metrics in his APP Performance Award agreement related to projects within R&D and GIS. The first R&D project milestone metric related to the successful achievement of pre-determined goals within eight development projects that were in progress at the time the award was granted. The metric was weighted to account at 13% of Mr. Joyce’s overall performance measurement metric. In each case the goal was the successful trial of the product by a customer or the actual transition of the product from development to production. Performance sufficient to meet the performance measurement metric goal required the successful achievement of the project goal in at least 5 of the different development projects. The minimum performance sufficient to meet the threshold required the successful achievement of the project goal in at least 4 of the different development projects. Performance sufficient to achieve the maximum bonus opportunity was success in all eight development projects.

The second R&D project milestone metric related to the successful integration of new products derived from former development projects into the actual PMC sales mix for 2010. The performance measurement metric was weighted at 7% of Mr. Joyce’s overall performance measurement metric. It identified six PMC products and established sales goals for each. The sales goals were described either as a percentage of sales or an absolute amount sold. Each product was meant to account for one-sixth of the performance measurement metric and had an individual threshold, goal and maximum sales goal intended to correlate with threshold, goal and maximum performance achievement, such that it was possible to achieve 150% of the performance measurement metric goal.

With regard to both of these R&D project milestone metrics, the Committee again has chosen not to identify the projects involved or discuss the details of the milestone objectives because to do so would require disclosure of confidential trade secrets, as well as confidential commercial and financial information, which would result in competitive harm to the Company.

Mr. Joyce’s first GIS project milestone metric related to the timely continued implementation of the Company’s new enterprise resource planning software system. This metric was weighted to account for 5% of Mr. Joyce’s overall performance measurement metric. The performance goal was the timely execution of the Board-approved implementation schedule. Performance sufficient to achieve this goal required the successful launch of the system within designated business segments and at specific locations on time or ahead of schedule. There was no upside to this metric, and the performance goal also represented the maximum award opportunity. The minimum performance required to earn the threshold bonus opportunity was the successful launch of the system within the designated business segment and at the specific locations, but not more than three months behind schedule. His second GIS project milestone metric related to the successful implementation of the new enterprise resource planning software system within budget. Performance sufficient to achieve the target performance goal was the successful launch of the system within the designated business segments and at the specific locations within the $28.2 million budget established for GIS. The minimum performance required to earn the threshold bonus opportunity was the successful launch of the system within the designated business segment and at the specified locations but not more than $2 million over budget. Similarly, there was no upside to this metric, and the performance goal also represented the maximum award opportunity.

The metrics adopted for Mr. Joyce’s MPP Performance Award were Aggregate Global ATG Cash Flow and Aggregate Global PMC Cash Flow, weighted 70% and 30%, respectively. These metrics are aggregated to reflect the three-year performance period, and the goals were established as the cumulative projected results for each metric in 2010, 2011 and 2012. The Committee has determined to forgo the enumeration of the actual goals to avoid competitive harm to the Company.

With regard to each and every performance measurement metric and goal that the Committee has chosen not to disclose in this discussion and analysis for reasons relating to the avoidance of competitive harm, it was the Committee’s intent there be a rather high probability that threshold levels would be met, and a rather low probability that maximum levels would be met.

	Total Direct Comp Target	2010 Base Salary	Reduction for Retention RSUs	MPP Target Opportunities		APP Target Opportunities
				Shares	Cash	Shares	Cash
Morone	$3,337,000	$745,000	$500,000	$23,679	$397,180	$19,883	$659,430
Burke	876,000	400,000	180,000	5,809	97,440	948	31,440
Halftermeyer	950,000	414,300	135,000	6,802	114,100	2,094	69,450
Joyce	950,000	414,300	135,000	6,802	114,100	2,094	69,450
Polumbo	855,000	355,000	135,000	6,010	100,800	2,044	67,800

Results and Earned Awards

Following the close of 2010, and based upon audited financial statement results, the Committee determined that the Company’s 2010 Corporate Cash Flow was $120.5 million, representing 217% achievement of the goal. However, after further consideration, the Committee, on management’s recommendation, decided to exercise the negative discretion afforded to it under the terms of the 2005 Incentive Plan to reduce the performance awards earned relative to this performance measurement metric (hereinafter, its “Negative Discretion”). The Committee found that the 2010 Corporate Cash Flow benefited from the sale of two shuttered manufacturing facilities. Due to the nature of the transactions, the sale of these properties was not contemplated in the 2010 operating plan from which the performance metric goal was drawn. In addition, the 2010 operating plan approved by the Board of Directors also estimated certain capital expenditures during 2010 that would affect the 2010 Corporate Cash Flow. Those expenditures were factored into both the definition of 2010 Corporate Cash Flow and the performance measurement metric goal. Due to a variety of business reasons, these capital expenditures were not made according to the schedules contemplated in the operating budget and the change in timing had the effect of increasing the 2010 Corporate Cash Flow. After considering the issue, the Committee determined that if these eventualities had been factored into the definition of the metric and the operating plan targets, the goal for this performance measurement metric would have been revised to $99 million. The Committee also concluded that the actual performance according to audited financial statement results applied against a revised definition of the metric would have been a 2010 Corporate Cash Flow of $114.6 million, or 138% of the revised performance measurement metric goal. Thus, the Committee decided to use its Negative Discretion and concluded that the achievement level of this performance measurement metric would be 138% of target, and that this would apply to all employees whose incentive compensation performance was at least partially measured by this metric. Its Negative Discretion, therefore, would apply to the cash incentive bonus given to Mr. Cozzolino (see below).

The Committee also determined that the 2010 Global ATG Cash Flow was $41.5 million, representing 150% achievement of the goal, but concluded that it should also apply Negative Discretion to this result. The Committee recognized that a portion of the delayed capital expenditures related to the Company’s Albany Door Systems business segment, whose operating income made up a component of the 2010 Global ATG Cash Flow. Applying the rationale above, the Committee determined that the actual 2010 Global ATG Cash Flow would have been $40.9 million had the capital expenditure not been delayed, which would have resulted in a performance metric achievement of 146% of the goal. Thus, the Committee reduced the achievement percentage to 146%. Lastly, the Committee determined that the 2010 Global PMC Cash Flow was $189.7 million, representing 128% achievement of the performance goal. The Committee concluded its Negative Discretion was not applicable to this performance measurement metric.

Additionally, the Committee reviewed performance with respect to the AEC Milestones set forth in the APP Performance Award agreements granted to Dr. Morone and Messrs. Burke and Polumbo. It determined that only three of the eight had been achieved. These three accounted for 4%, 4% and 9%, contributing 17% to the overall performance achievement level for 2010.

Finally, the Committee also reviewed performance with respect to Mr. Joyce’s project milestone metrics. With regard to the first R&D project milestone, the Committee determined that the Company successfully achieved the pre-determined goals within five of the eight development projects, resulting in 100% achievement of the performance goal. As for the second R&D project milestone metric, the Committee determined that the Company failed to meet its threshold sales goal for three of the six products, but that it met the threshold level for one product, met the sales goal for another, and exceeded the sales goal by 130% on the last. Thus, these metrics contributed a combined 16.4% of Mr. Joyce’s overall performance achievement level for 2010, compared to a weighted goal of 20%. The Committee also concluded that the Company was successful in continuing the implementation of the enterprise software system on schedule and under budget, and determined that Mr. Joyce had achieved 100% of his performance goals relative to both GIS project milestone metrics.

Based on the level of achievement of the foregoing performance measurement metrics, the Committee concluded that Dr. Morone had achieved 113.6% of his overall performance measurement goal, and therefore earned 113.6% of his targeted APP Performance Award. The percentages earned by the other NEOs were as follows: Mr. Polumbo — 113.6%; Mr. Halftermeyer — 128.2%; Mr. Joyce — 130.6%. (The termination of Mr. Burke’s employment prior to December 31, 2010 resulted in the forfeiture of his APP Performance Award). Thus, based on performance, the final performance award to each NEO was as follows:

	Shares	Cash
Morone	22,530	$749,146
Halftermeyer	2,684	89,034
Joyce	2,733	90,666
Polumbo	2,321	77,020

Mr. Cozzolino

Mr. Cozzolino was not an NEO at the beginning of 2010; he did not become Acting Chief Financial Officer until September 23, 2010. Thus, the methodology described above was not applied to him, and he was not granted any performance awards under the 2005 Incentive Plan. Instead, at its February meeting the Committee awarded a merit increase to Mr. Cozzolino of approximately 6%, raising his base salary to $172,780, and established a cash incentive bonus opportunity equal to 24% of his base salary. However in September 2010, after he had been appointed acting Chief Financial Officer, Mr. Cozzolino’s base salary was raised to $240,000 and his cash incentive bonus opportunity was revised to 30%.

For Mr. Cozzolino’s 2010 cash incentive bonus (payable in early 2011 on the basis of 2010 performance), the Committee approved specific performance measurement metrics proposed by management at the beginning of 2010. The performance measurement metrics were related to the Company’s 2010 Corporate Cash Flow (as defined above) and to two personal objectives. These metrics were weighted such that the 2010 Corporate Cash Flow accounted for 70% of his overall performance measurement metric, and the personal objective each accounted for 15% of goal. In the case of the personal objectives, the maximum performance level was capped at 150%, not 200%, thus limiting Mr. Cozzolino’s overall maximum bonus opportunity to 185% of the established target.

The first of the two personal objectives given to Mr. Cozzolino related to his integral role in seeking to refinance the Company’s revolving credit facility in 2010. Performance measurement criteria were established in relation the successful renewal for a minimum term and within certain parameters relating to the interest rate to be charged and the avoidance of overly restrictive loan covenants. Performance sufficient to earn the target bonus opportunity required the successful renewal of the facility for a term of at least three years within certain parameters for interest rate spreads and restrictive covenants. Performance required to earn the maximum bonus opportunity required the successful renewal of the facility for a term of at least four years and within certain parameters more beneficial to the Company for interest rate spreads and restrictive covenants. The minimum performance required to earn the threshold bonus opportunity was the successful renewal of the facility for a term of two years or less within certain parameters for interest rate spreads and restrictive covenants, albeit less beneficial to the Company than the parameters for the target performance goal.

The second of his personal objectives related to Mr. Cozzolino’s responsibility for the implementation of a new foreign currency risk management program. The performance measurement criteria established related to the timely implementation and commencement of the program within an estimated budget. Performance sufficient to earn the target bonus opportunity required the successful implementation and commencement of the program no later than April 2010 and within the estimated budget. Performance required to earn the maximum bonus opportunity required the successful implementation and commencement of the program no later than March 2010 and at a cost of less than 90% the estimated budget. The minimum performance required to earn the threshold bonus opportunity required the successful implementation and commencement of the program no later than August 2010 and within the estimated budget.

Following the close of 2010, the Committee reviewed Company’s performance with respect to the 2010 Corporate Cash Flow performance metric identified above, as well as Mr. Cozzolino’s success in achieving his personal objective performance measurement criteria. With regard to the personal objectives, the Committee determined that Mr. Cozzolino’s performance was sufficient to earn the maximum bonus opportunity for each because the Company had successfully renewed its revolving credit facility for a term of at least four years and within the parameters established for the maximum bonus opportunity and also succeeded in implementing and commencing a new foreign currency risk management program prior to the end of March 2010 and at a cost that was less than 90% of the estimated budget. The Committee also determined that the Company’s 2010 Corporate Cash Flow was $120.5 million based on audited financial statement results, which would have resulted in Mr. Cozzolino achieving 217% of the performance measurement metric goal. However, the Committee, on management’s recommendation, applied its Negative Discretion for the reasons described above to reduce the bonus earned relative to this performance measurement metric to 138% of target.

Applying these results, Mr. Cozzolino was determined to have earned 141.6% of his target annual cash incentive bonus, or $101,952.

Benchmarking and Use of Consultant

The Committee retains an executive compensation consultant to provide benchmarking and comparative compensation analysis as requested. Its findings and recommendations form part of the input used in the ongoing design of the Company’s executive compensation program. The benchmarking and comparative analysis process is normally completed on an annual basis in the case of the Company’s Chief Executive Officer, and periodically with respect to all members of the senior management team. Analyses were completed by Towers Watson in late 2009 and again in early 2010 relative to 2010 base salary increases. Towers Watson was formed when Towers Perrin and Watson Wyatt Worldwide merged as of January 1, 2010. The Company had been using Towers Perrin in various countries for some time prior to the merger for pension-related actuarial services and advice, and decided to continue to use Towers Watson for such services. In mid-2010, the Committee retained Pearl Meyer & Partners to replace Towers Watson as its regular compensation consultant. Pearl Meyer & Partners provided benchmarking and comparative analysis relative to the 2011 base salary increases.

For its 2010 benchmarking and comparative compensation analysis, Towers Watson benchmarked individual compensation against a peer group of 15 publicly traded U.S. companies (identified below) in the same or related industries with comparable revenues, employees, and international operations. On occasion, where appropriate and when available, Towers Watson had been asked to benchmark compensation for specific executives against data for executives at other companies in charge of similar business units or operations of comparable revenues.

The peer group of comparable publicly traded U.S. companies consisted of the following:

Aptargroup, Inc.	Actuant Corp.	Barnes Group, Inc.
Buckeye Technology	Chesapeake Corp.	Clarcor, Inc.
Crane Co.	Idex Corp.	Nordson Corp.
Enpro Industries, Inc.	Pall Corp.	Paxar Corp.
Schweitzer-Mauduit International, Inc.	Watts Water Technologies, Inc.	Xerium Technologies, Inc.

Representatives of the executive compensation consultant are encouraged by the Committee Chairman to communicate directly with members of management as needed, particularly the Company’s Chief Executive Officer and its Senior Vice President — Human Resources. However, the consultant is retained by, instructed by, serves for and reports to the Committee, and its main point of contact throughout 2010 remained the Chairman of the Committee. Notwithstanding the use of a compensation consultant, the Committee is ultimately responsible for all compensation matters.

Except for the pension-related actuarial services described above, Towers Watson did not provide any other services to the Company in 2010. The Company paid Towers Watson approximately $436,970 for such services worldwide during 2010, but only $101,711 during the first quarter of the year while it was still acting as the Committee’s compensation consultant. During 2011 the Company expects it will continue to retain Towers Watson to provide the pension actuarial services, and it is the Committee’s expectation that it will continue to use Pearl Meyer to provide executive compensation consulting services.

Elements of Compensation

Although there are multiple elements to the Company’s executive compensation program, the Committee believes that flexibility in the application of each discrete element allows the Committee the opportunity to respond to changes in market conditions. This flexibility is manifest in the Committee’s differing allocation between long- and short-term compensation, and in its varying use of cash and non-cash elements. The Committee’s decisions are based on Company or business unit performance, an executive’s annual achievements, the Committee’s review regarding the executive’s abilities, experience and effectiveness, and the Company’s long-term goals. In the specific case of the Chief Executive Officer, the Committee’s Charter charges the Committee with the responsibility of reviewing and approving performance goals and objectives relevant to the determination of his compensation, evaluating performance in the light of such goals and objectives, and determining his compensation after taking such evaluation into account. In practice, the

Committee reports to the full Board of Directors and solicits its comments prior to taking any action. Thus, although the decisions regarding the Chief Executive Officer’s compensation are those of the Committee, they reflect the advice and input of the entire Board of Directors.

During 2010 the Company used four principal elements of compensation to achieve the foregoing objectives in setting compensation for the senior management team: (1) base (cash) salary; (2) the APP Performance Awards granted pursuant to the Company’s 2005 Incentive Plan (“Performance Awards”) based on performance during 2010; (3) the MPP Performance Awards based on performance during 2010, 2011 and 2012; and (4) retention incentives in the form of RSUs granted pursuant to the Company’s Restricted Stock Unit Plan (“RSU Plan”).

Cash Compensation — Salary

Annual base salary constitutes the core cash portion of the compensation of every member of management, including the NEOs. Base salaries are reviewed and established annually. Executive salaries are customarily reviewed and adjusted to become effective in April of each year. In determining the appropriate amount to be established as base salary, the Committee considers benchmarking data, the executive’s past performance, and his or her individual importance to the Company.

Annual Incentive Plan

The Company provides certain managers an opportunity to earn an annual cash incentive bonus. Although the amount of such incentive bonus actually paid to a manager is determined by the Committee in its sole discretion, it is generally based on Company, business unit, and individual performance against established targets during the previous year. Target bonus opportunities are established as a percentage of base salary. For 2010, the Committee determined that the senior management team would no longer receive an annual cash incentive bonus, but would instead be granted the two different performance awards described above as the sole form of incentive compensation.

A bonus at the targeted level is paid only if the Committee determines that the performance levels that it considers appropriate for the particular fiscal year have been achieved. Lesser cash incentives will be paid if such performance levels are not achieved, and larger incentives will be paid if performance exceeds such levels. Threshold performance levels are also established. Performance below the threshold levels generally results in no bonus being earned. Maximum performance levels are also established, limiting a bonus to 200% of target. The threshold, target and maximum performance levels are set based on the operating plan approved by the Board of Directors. The threshold level is established as an acceptable percentage of targeted performance and the slope of the resulting bonus curve line becomes increasingly steeper above the target performance level.

Performance Awards

Performance Awards are granted to the senior management team only, and are designed to award performance. In awarding Performance Awards, the Committee considers (1) the alignment between the performance goals and the Company’s business objectives, (2) advice from its executive compensation consultant regarding the total value of the awards as a percentage of total direct compensation, as well as the ideal frequency of various award outcomes, and (3) the sizes of the Performance Awards actually earned in prior years.

The performance period for the 2010 APP Performance Awards was the 2010 fiscal year. Each award entitled the recipient to receive between 0% and 185% of the target cash amount plus between 0% and 185% of the target share award, based on the extent to which he or she attained certain performance goals during 2010. Once determined, the awards were to be paid out in full in cash and stock in March 2011. The performance period for the MPP Performance Award runs from January 1, 2010 through December 31, 2012. Each MPP Performance Award entitled the recipient to receive between 0% and 200% of the target cash and target share award, based on the extent to which he or she attained certain cumulative performance goals at the end of the three-year performance period. Once determined, the awards will be paid out in full in cash and stock in early 2013.

When establishing performance goals for all performance-based incentive compensation, the Committee intends that there be a rather high probability that threshold levels would be met, and a rather low probability that maximum levels would be met. The performance measurement metrics and goals are drawn from management’s 2010 operating plan approved by the Board of Directors.

Restricted Stock Units

RSU grants function primarily as retention incentives. The size of any grant to any single manager has typically been determined primarily on the basis of salary and grade level, years of service and internal equity. Consistent with the objective of executive retention, in granting awards the Committee has typically considered the manager’s value to the Company, and whether the number and remaining term of any stock options previously given and RSUs already granted are a sufficient retention incentive. Since the adoption of the 2005 Incentive Plan, and with the exception of a special executive retention incentive adopted in February 2008 and grants made upon hiring, members of the senior management team have generally not participated in the annual RSU grants.

Other Plans and Programs

In addition to the foregoing compensation programs, the Company maintains a tax-qualified 401(k) defined contribution plan in which all U.S. employees are generally eligible to participate. Under the 401(k) plan, a participant is entitled to contribute up to 10% of his or her pre-tax income and up to 15% after tax; the Company will match contributions made by the employee under the Plan, up to a maximum of 5% of the employee’s pre-tax income. The Company also maintains a profit-sharing plan for all salaried U.S. employees. Under the profit-sharing plan, the Company will make an additional, discretionary profit-sharing contribution to the accounts of eligible participants in the 401(k) plan. The amount of the contribution is generally determined using the same formula used to determine the performance of top management executives under their performance compensation incentive. The actual amount is determined by the Committee in its sole discretion, and typically amounts to between 1% and 2.5% of each participant’s annual salary. Until February 15, 2011, the Company’s matching contribution and profit-sharing contributions were made in shares of the Company’s Class A Common Stock. Since then, the contributions have been made in cash and allocated to investments chosen by plan participants. This includes the 2011 profit-sharing contribution awarded based on performance in 2010.

The Company also maintains a tax-qualified defined benefit plan (i.e., a pension plan) in which all salaried and hourly U.S. employees (including any NEOs who are U.S. employees) who began their employment before October 1, 1998 participate. The Company also maintains a related supplemental executive retirement plan. NEOs who are U.S. employees and who were so employed before such date accrue retirement benefits under these plans in accordance with its terms. Effective February 28, 2009, the pension plan and supplemental executive retirement plan were both amended so that no additional benefits would be accrued by any plan participant after that date. This effectively froze the future benefits of any participant based on their years of service and highest earned salaries prior to February 28, 2009.

Finally, employees located outside of the United States may enjoy benefits under local government-mandated retirement or pension plans, as well as supplementary pension or retirement plans sponsored by a local affiliate of the Company. Mr. Halftermeyer is the only NEO employed outside of the United States. As a French citizen who serves as an employee of a Swiss subsidiary of the Company while on an international assignment, he accrues benefits under both a private pension plan maintained by the Swiss subsidiary as a requirement under Swiss law, and as an expatriate under a French government-sponsored pension scheme. The Company pays both the employer and employee contributions to the French government-sponsored pension scheme in order to maintain Mr. Halftermeyer’s participation during his expatriation. The amounts paid by the Company toward both pension plans during 2010 are reported in the “Summary Compensation Table” on page 29, and the present value of the benefits accumulated under the Swiss private pension plan are reported in the “PENSION BENEFITS” table on page 38.

The amounts to which executives are entitled under these plans are dictated by the terms of the plans themselves. These are tax-qualified, nondiscriminatory plans, which apply equally to all eligible employees of the Company. The Committee is made aware of the accrued value of these entitlements when making determinations regarding executive compensation (including the NEOs), but an executive’s benefits under these plans have generally had no direct bearing on its determinations. The Committee believes that the accumulation of wealth under these plans should have no impact on its objective of compensating individuals based upon their individual importance to the Company in achieving annual and strategic objectives.

Timing of Awards and Grants

Annual cash incentive bonuses are determined by the Committee following the completion of the fiscal year at the first meeting when all relevant data is available. That meeting typically occurs in February. Base salary increases are also approved at this time. This is also the time when a special Performance Committee of the Board (intended to ensure the deductibility of these awards under Section 162(m) of the Internal Revenue Code) approves new grants of Performance Awards under the 2005 Incentive Plan. Although RSU grants are generally made in November, interim grants have been awarded to specific individuals at other times during the year or at the time of a new hiring or promotion.

The Effect of Prior or Accumulated Compensation

At the end of each year since 2005, the Committee, in approving each element of compensation, has reviewed “tally sheets” for each member of the senior management team. These tally sheets contained a summary of all material elements of annual and long-term compensation (including accrued pension and 401(k) benefits) actually earned by each NEO and every other executive officer in the immediate prior year and, depending on the executive’s length of service, several years prior thereto. The information includes each executive officer’s actual base salary, annual cash incentive bonus, payments under the Company’s RSU plan, Performance Awards under the 2005 Incentive Plan, pension accruals and other compensation paid by the Company. The tally sheets also show the outstanding balances of RSU grants and any equity-based awards and the unrealized gains on those balances. The Committee considers this information before approving new Performance Awards, base salary increases, or final annual cash incentive bonuses for the prior year. The tally sheets are used to determine how well past compensation practices satisfy the Committee’s objectives.

Although the tally sheets provide insight into an executive’s accumulation of wealth, it is the Committee’s philosophy that neither the historical data nor any perceived wealth accumulation justified a change in either the Committee’s current compensation philosophy or the elements of compensation employed. It is the Committee’s belief that an executive’s accumulation of wealth is the result of his or her achievement of a series of objectives over time. Furthermore, it is the Company’s philosophy that the perceived accumulated wealth by the NEOs was not so significant as to deter the Committee from its objective of compensating individuals based on their individual importance to the Company in achieving strategic objectives. The Committee views “realizable” future compensation as having been earned by the employee on the basis of employment and performance, and provided during the term of such employee’s employment. As a result, such “realizable” future compensation has generally had little, if any, bearing on the amount or timing of new compensation approved or awarded. The Company does not believe that the compensation paid to its executives, including the NEOs, or any individual element of that compensation, is lavish or extraordinary.

The Impact of Accounting or Tax Considerations

When confronted with a choice between two comparable forms of compensation, the Committee has in the past favored the form with the lower tax cost (to the employee and/or the Company), more favorable accounting treatment, or more favorable impact on the Company’s borrowing cost pursuant to its primary revolving credit facility.

Equity Ownership Requirements or Guidelines

The Company’s Board of Directors has adopted stock ownership guidelines for the Company’s Chief Executive Officer. The guidelines provide that the Chief Executive Officer is expected to own and hold shares of the Company’s Common Stock (Class A or Class B) equal in value to three (3) times current base salary. There is no deadline by which such target should be attained, but at any time that the value of the Chief Executive Officer’s holdings is less than the applicable target, he or she will be expected to retain, in addition to all shares already owned, (1) all shares acquired upon the exercise of any stock options, and (2) all shares received upon a distribution of shares pursuant to the terms of any Performance Award (in each case, net of shares used, if any, to satisfy the exercise price, taxes or commissions). The 100,571 shares owned by Dr. Morone have a value that currently is less than three times his current base salary.

The Committee does not believe that adoption of share ownership guidelines for other officers is warranted. The Committee acknowledges that the adoption of such requirements is sometimes perceived as creating greater alignment of executive and shareholder interests, but the Committee believes that substantial alignment already exists. A Company executive officer, with a significant portion of his or her net worth in the form of unexercised stock options, unvested RSUs and/or undistributed Performance Awards and Company common stock contributions to his or her 401(k) account, is already acutely dependent on the continued financial well-being of the Company.

The Role of Executive Officers in the Compensation Process

The Committee’s Charter expressly indicates that input from management is both expected and in some instances required in connection with the Committee’s exercise of its responsibilities. Consistent with this, Company management does in fact make recommendations to the Committee from time to time regarding modifications to benefit plans, as well as adoption of new benefit plans. In addition, although the Committee has traditionally been responsible for reviewing and approving salary ranges for senior management, and making any necessary changes in such ranges or in the Company’s salary structure, such ranges and changes thereto are typically proposed by the Company’s Senior Vice President — Human Resources, working with the Chief Executive Officer.

In practice, certain members of the senior management team (specifically, the Chief Executive Officer, Chief Financial Officer, and Senior Vice President — Human Resources and Chief Administrative Officer) make initial proposals to the Committee regarding the following annual compensation events: (1) the amount of the total budget for management salaries for the next fiscal year; (2) specific salary increases for each of the senior executive officers, excluding the Chief Executive Officer; (3) proposed aggregate annual management incentive bonus payments, as well as specific bonus payments proposed for executive officers, excluding the Chief Executive Officer; (4) proposed annual management cash incentive bonus targets; (5) proposed aggregate RSU awards, as well as specific awards proposed for executive officers; and (6) proposed grants of performance-based incentive awards to the senior management team members, excluding the Chief Executive Officer. In addition, the senior management team may, under some circumstances, recommend discrete, special incentives intended to motivate performance or enhance retention in response to market conditions or competitive demands, or relative to the implementation of specific strategic initiatives.

RISK ASSESSMENT OF COMPENSATION PLANS AND PROGRAMS

The Committee has reviewed its compensation plans and programs, particularly its incentive compensation plans for the NEOs and other executives, and has determined that such plans and programs are not reasonably likely to have a material adverse effect on the Company. To reach this conclusion, the Committee compiled an inventory of all executive compensation plans and programs globally. It then discussed and evaluated these plans and programs as they related to risk management. The resultant conclusion was based on the finding that the Company’s executive compensation structure consists of a balanced mix of compensation programs that: utilize both equity and cash components, impose caps on incentives, apply multiple performance measures, establish staggered performance and payout periods, and rely on the use of discretion in approving final awards. The Committee also took note of the Company’s policies toward severance, perquisites, and change in control provisions, as well as its adoption of clawback/recoupment mechanisms in NEO incentive award agreements. During its discussion, the Committee recognized its own oversight responsibilities and noted that it requires all incentive compensation paid to the senior management team to be reviewed by auditors. It then determined that its practices, coupled with the structure of the executive compensation plans and programs, mitigate against any risks associated with compensation programs.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of the Named Executive Officers for 2008, 2009 and 2010.

Name and Principal Position	Year	Salary		Bonus(1)	Stock Awards(2) ($)	Option Awards(3) ($)	Nonequity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation ($)		Total ($)

Joseph G. Morone, President and Chief Executive Officer	2008	$711,000		$0	$4,886,200	—	$812,675	(5)	$0	$24,175	(6)	$6,434,070
	2009	717,000		0	361,200	—	865,104	(7)	0	15,175	(8)	1,958,479
	2010	738,000		0	975,801	—	1,151,961	(9)	0	15,175	(10)	2,880,937

Michael K. Burke, Senior Vice President and Chief Financial Officer (former)	2009	192,307		0	789,120	—	103,346	(11)	0	3,680	(12)	1,088,453
	2010	300,000		0	151,361	—	29,995	(13)	0	113,474	(14)	594,830

John B. Cozzolino, Chief Financial Officer and Treasurer	2008	136,000		0	10,972	—	26,845	(15)	7,000	8,334	(16)	189,151
	2009	158,833		0	25,200	—	42,549	(17)	14,000	8,544	(18)	249,176
	2010	192,741		0	63,750	—	106,385	(19)	8,000	10,249	(20)	381,125

Daniel A. Halftermeyer, Group Vice President	2008	425,409	(21)	0	1,238,760	—	180,000	(22)	8,554	310,467(21),(23)		2,163,190
	2009	452,321	(24)	0	77,400	—	232,400	(25)	9,045	303,105(24),(26)		1,074,271
	2010	520,065	(27)	0	199,282	—	203,134	(28)	12,199	277,365(27),(29)		1,212,045

Michael J. Joyce, Group Vice President	2008	333,463		0	1,238,760	—	178,975	(30)	57,000	26,235	(31)	1,834,433
	2009	376,640		0	77,400	—	237,104	(32)	46,000	16,052	(33)	753,196
	2010	414,304		0	199,282	—	210,402	(34)	23,000	13,788	(35)	860,776

Ralph M. Polumbo Senior Vice President – Human Resources and Chief Admin. Officer	2008	306,338		0	1,238,760	—	115,300	(36)	0	18,588	(37)	1,678,986
	2009	328,790		0	77,400	—	157,504	(38)	0	15,867	(39)	579,561
	2010	355,093		0	180,406	—	183,455	(40)	0	46,647	(41)	765,601

(1)	The figure provided represents any additional discretionary bonus awarded during that year, for performance during that year, but which was actually paid in the subsequent year.
(2)	The figure provided for each year represents the grant date fair value, in dollars, of (a) the target share amounts contained in any Performance Awards made during that year under the 2005 Incentive Plan, and (b) all RSUs granted in that year under the Company’s RSU Plan. In all cases, the total presented is the aggregate grant date fair value computed in accordance with FASB ASC Item 718.
(3)	No options have been granted since 2002.
(4)	The figure provided for each year represents the aggregate change in the actuarial present value of each NEO’s (except Mr. Halftermeyer’s) accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s financial statements in the immediate prior year to the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s financial statements in that year. In the case of the figure provided for 2008 only, it shows an increase over a fifteen-month period as it represents the aggregate change in said actuarial present value from the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s 2007 financial statements (September 30, 2007) to the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s 2008 financial statements (December 31, 2008). The figure also reflects a change in actuarial assumptions. Reference is made to

Note 3 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for a discussion of these assumptions. The figure provided for Mr. Halftermeyer represents the change in present value of the private pension purchased for Mr. Halftermeyer through a Swiss insurance company in accordance with Swiss law (see footnote 4 to the “PENSION BENEFITS” table on page 38). There were no above-market or preferential earnings during 2007, 2008 or 2009 for any of the NEOs under any deferred compensation plans.
(5)	Includes (a) profit-sharing of $3,375 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($809,300) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2008 and paid during 2009.
(6)	Includes (a) Company-matching contributions of $21,240 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, and (b) a premium of $2,935 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer.
(7)	Includes (a) profit-sharing of $4,704 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($860,400) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2009 and paid during 2010.
(8)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $2,925 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer.
(9)	Includes (a) profit-sharing of $5,635 under the Company’s U.S. profit-sharing plan and (b) $749,146, the actual cash award received relative to his APP Performance Award granted under the 2005 Incentive Plan, in each case earned during 2010 and paid during 2011, plus (c) $397,180, the target cash amount set forth his MPP Performance Award granted in 2010 under the 2005 Incentive Plan, payable in 2013 based on performance during the three-year performance period.
(10)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, and (b) a premium of $2,925 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer.
(11)	Includes (a) profit-sharing of $1,846 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($101,500) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2009 and paid during 2010.
(12)	Includes (a) Company-matching contributions of $3,000 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, and (b) a premium of $680 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer.
(13)	Includes (a) profit-sharing of $5,635 under the Company’s U.S. profit-sharing plan plus (b) $24,360, a pro rata amount of the target cash amount set forth his MPP Performance Award granted in 2010 under the 2005 Incentive Plan, payable in 2013 based on performance during the three-year performance period. The proration reflects the termination of Mr. Burke’s employment on September 23, 2010.
(14)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,224 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) severance payments of $100,000.
(15)	Includes (a) profit-sharing of $2,353 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($24,492) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2008 and paid during 2009.
(16)	Includes (a) Company-matching contributions of $6,800 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, and (b) a premium of $1,534 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer
(17)	Includes (a) profit-sharing of $3,049 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($39,500) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2009 and paid during 2010
(18)	Includes (a) Company-matching contributions of $7,941 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, and (b) a premium of $603 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer
(19)	Includes (a) profit-sharing of $4,433 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($101,952) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2010 and paid during 2011.

(20)	Includes (a) Company-matching contributions of $9,637.11 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, and (b) a premium of $612 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer.
(21)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.4758 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of .9305 dollars per Swiss franc, which are the rates used by the Company in its 2008 Consolidated Statements of Income and Retained Earnings.
(22)	Represents the portion of his annual cash incentive bonus under the Company’s annual cash incentive bonus program that is formula-based, which was earned during 2008 and paid during 2009.
(23)	Includes (a) a premium of $14,146 paid by the Company with respect to maintenance of private Swiss health insurance coverage, (b) contributions to maintain the NEO in French social programs, including state pension schemes, during his expatriation of $113,856 (of which approximately $36,449 was the officer’s employee contribution paid by the Company), (c) expenses related to the NEO’s international assignment of $164,648, consisting of housing ($72,579), tuition ($52,923) and tax adjustments ($39,146), and (d) perquisites of $17,817, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues ($3,316) and car lease payments ($14,501).
(24)	Represents either the amount paid in Euros, translated into U.S. dollars at the rate of 1.3914 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of .9218 dollars per Swiss franc, which are the rates used by the Company in its 2009 Consolidated Statements of Income and Retained Earnings.
(25)	Represents the portion of his annual cash incentive bonus under the Company’s annual cash incentive bonus program that is formula-based, which was earned during 2009 and paid during 2010.
(26)	Includes (a) a premium of $17,531 paid by the Company with respect to maintenance of private Swiss health insurance coverage, (b) contributions of $104,888 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $35,407 was the officer’s employee contribution paid by the Company), (c) expenses of $158,743 related to the NEO’s international assignment, consisting of housing ($71,900), tuition ($52,845) and tax adjustments ($33,998), and (d) perquisites of $21,943, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues ($3,106) and train ticket and car lease payments ($18,837).
(27)	Represents either the amount paid in euros, translated into U.S. dollars at the rate of 1.3255 dollars per euro, or the amount paid in Swiss francs, translated into U.S. dollars at the rate of .9633 dollars per Swiss franc, which are the rates used by the Company in its 2010 Consolidated Statements of Income and Retained Earnings
(28)	Includes (a) $89,034, the actual cash award received relative to his APP Performance Award granted under the 2005 Incentive Plan earned during 2010 and paid during 2011, plus (b) $114,100, the target cash amount set forth his MPP Performance Award granted in 2010 under the 2005 Incentive Plan, payable in 2013 based on performance during the three-year performance period.
(29)	Includes (a) a premium of $19,154 paid by the Company with respect to maintenance of private Swiss health insurance coverage, (b) contributions of $100,814 to maintain the NEO in French social programs, including state pension schemes, during his expatriation (of which approximately $34,029 was the officer’s employee contribution paid by the Company), (c) expenses of $142,074 related to the NEO’s international assignment, consisting of housing ($75,137), tuition ($30,898) and tax adjustments ($35,859), and (d) perquisites of $15,323, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues ($3,246) and car lease payments ($12,077).
(30)	Includes (a) profit-sharing of $3,375 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($175,600) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2008 and paid during 2009.
(31)	Includes (a) Company-matching contributions of $11,965 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,538 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) perquisites of $12,732, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues ($6,282) and financial advisor consulting fees ($6,450).
(32)	Includes (a) profit-sharing of $4,704 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($232,400) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2009 and paid during 2010.

(33)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,538 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) perquisites of $2,264, valued on the basis of the aggregate incremental cost to the Company, consisting of country club dues ($274) and financial advisor consulting fees ($1,990).
(34)	Includes (a) profit-sharing of $5,635 under the Company’s U.S. profit-sharing plan and (b) $90,667, the actual cash award received relative to his APP Performance Award granted under the 2005 Incentive Plan, in each case earned during 2010 and paid during 2011, plus (c) $114,100, the target cash amount set forth his MPP Performance Award granted in 2010 under the 2005 Incentive Plan, payable in 2013 based on performance during the three-year performance period.
(35)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan and (b) a premium of $1,538 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer.
(36)	Includes (a) profit-sharing of $3,375 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($111,925) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2008 and paid during 2009.
(37)	Includes (a) Company-matching contributions of $8,094 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,179 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) perquisites of $9,315, valued on the basis of the aggregate incremental cost to the Company, consisting of financial advisor consulting fees.
(38)	Includes (a) profit-sharing of $4,704 under the Company’s U.S. profit-sharing plan, and (b) the portion of his annual cash incentive bonus ($152,800) under the Company’s annual cash incentive bonus program that is formula-based, in each case earned during 2009 and paid during 2010.
(39)	Includes (a) Company-matching contributions of $10,960 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,342 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) perquisites of $3,565, valued on the basis of the aggregate incremental cost to the Company, consisting of financial advisor consulting fees.
(40)	Includes (a) profit-sharing of $5,635 under the Company’s U.S. profit-sharing plan and (b) $77,020, the actual cash award received relative to his APP Performance Award granted under the 2005 Incentive Plan, in each case earned during 2010 and paid during 2011, plus (c) $100,800, the target cash amount set forth his MPP Performance Award granted in 2010 under the 2005 Incentive Plan, payable in 2013 based on performance during the three-year performance period.
(41)	Includes (a) Company-matching contributions of $12,250 to the officer’s account under the Company’s ProsperityPlus 401(k) defined contribution plan, (b) a premium of $1,450 paid by the Company with respect to life insurance for the benefit of beneficiaries designated by the officer, and (c) housing expenses and tax adjustment of $32,947 relating to the NEO’s assignment at the Company’s Albany Engineered Composites subsidiary in Rochester, New Hampshire.

Employment Contracts — Named Executive Officers

The Company entered into an Employment Agreement with Dr. Morone on May 12, 2005. The Agreement provided that Dr. Morone would be hired initially as President, after which he would become President and Chief Executive Officer on January 1, 2006. Employment may be terminated by Dr. Morone or the Company at any time. Dr. Morone’s salary has been increased, effective as of April 1, in each year except 2009, including again in 2011. (His 2011 base salary has been established as $770,000, effective April 1, 2011.) The Agreement also provided for the award of 30,000 stock units pursuant to the Company’s RSU Plan. The Agreement entitles Dr. Morone to four weeks vacation with pay, or such greater amount as the Company’s vacation policy applicable to executive officers provides. The Agreement otherwise entitles Dr. Morone to participate in the Company’s employee benefit plans, policies, and arrangements applicable to executive officers generally (including, for example, 401(k), health care, vision, life insurance, and disability); in each case, as the same may exist from time to time, as well as such perquisites as may from time to time be made generally available to senior executives of the Company, including a subsidy for country club membership and financial planning assistance from a third-party consultant. The Agreement includes a severance provision that is more fully described below.

The Company has not entered into employment contracts with any other NEO.

GRANTS OF PLAN-BASED AWARDS

Name	Estimated Future Payouts Under Nonequity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Joseph G. Morone	3/25/10	528,305	1,056,610	2,014,306	21,781	43,562	84,142	—		—	—	2,032,411

Michael K. Burke	3/25/10	64,440	128,880	253,044	3,378	6,757	13,372	—		—	—	280,241

John B. Cozzolino	2/8/10 & 11/11/10	36,000	72,000	133,200	—	—	—	3,000	(3)	—	—	135,750

Daniel A. Halftermeyer	3/25/10	91,775	183,550	356,683	4,448	8,896	17,479	—		—	—	382,832

Michael J. Joyce	3/25/10	91,775	183,550	356,683	4,448	8,896	17,479	—		—	—	382,832

Ralph M. Polumbo	3/25/10	84,300	168,080	327,030	4,026	8,053	15,801	—		—	—	349,006

(1)	Except in the case of Mr. Cozzolino, each award represents the combined target cash amounts established for the officer in early 2010 in the APP and MPP Performance Awards granted to that officer under the 2005 Incentive Plan. In the case of Mr. Cozzolino, the award represents the target annual incentive bonus established for the officer in early 2010.
(2)	Awards represent the combined target share amounts established for each officer in the APP and MPP Performance Awards, consisting of a target number of shares of Class A Common Stock. Each award entitled the NEO to be issued a number of shares equal to from 50% to up to 200% of such target amount, based on the extent to which he attained certain performance goals during the performance period.

With regard to both the Performance Awards, each entitled the NEO to receive from 50% (for attaining performance at the threshold level) to as much as 200% (for attaining performance at the maximum level) of such targets, based on the extent to which he attained certain performance goals during the performance periods. The performance conditions at each of the threshold, target, and maximum levels in the Performance Awards granted to each of the NEOs are described above (see pp. 16 – 21). The maximum performance level under the APP Performance Award was 185%. The maximum performance level under the MPP Performance Award was 200%. The APP Performance Award agreements provide that a recipient whose employment terminated for any reason during 2010 would not be entitled to any portion of the award. The MPP award agreements relating to the foregoing awards provide that a recipient whose employment terminated for any reason during the three-year performance period would be entitled to a pro rata portion of the foregoing awards.

After 2010, the extent to which performance goals were attained under the APP Performance Award agreements were determined, and the actual number of shares awarded to each NEO is set forth in this proxy statement in the table titled “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END” on page 35.

(3)	Awards made under the RSU Plan. Upon vesting, each RSU is paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. In lieu of cash dividends, the holder of the RSUs is credited with additional RSUs equal to the number of shares of Class A Common Stock having the same value on the dividend payment date as the aggregate dividends that would be payable on shares of Class A Common Stock equal in number to the RSUs held by such holder.
(4)	Computed by adding, where applicable, each of the following: (1) the target annual incentive bonus, (2) the grant date fair value of the APP and MPP Performance Awards (both cash and stock values), and (3) the grant date fair value of the RSUs awarded under the RSU Plan. In accordance with FASB ASC Topic 718, the grant date fair value of the portions of the Performance Awards targets denominated in shares was determined to be the product of the target number of shares awarded multiplied by $22.40, the closing market price on the grant date, as it was expected that the probable outcome of the performance conditions would lead to the achievement of the target number of shares. With regard to RSU awards, the fair value was determined by multiplying the number of units awarded by $21.25, which was the closing market price on November 11, 2010, the date of the award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value(1) of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Joseph G. Morone	—	—	—	—	—	22,530	(2)	533,736	—		—
	—	—	—	—	—	30,969	(3)	733,656	—		—
	—	—	—	—	—	10,019	(4)	237,350	—		—
	—	—	—	—	—	108,669	(5)	2,574,369	—		—
	—	—	—	—	—	—		—	23,679	(6)	560,956

Michael K. Burke	—	—	—	—	—	—		—	—		—
	—	—	—	—	—	—		—	1,452	(6)	34,404

John B. Cozzolino	—	—	—	—	—	143	(7,8)	3,388	—		—
	—	—	—	—	—	327	(7,9)	7,747	—		—
	—	—	—	—	—	483	(7,10)	11,442	—		—
	—	—	—	—	—	988	(7,11)	23,406	—		—
	—	—	—	—	—	3,015	(7,12)	71,425	—		—
	300	0	—	20.6300	11/7/2022	—		—	—		—

Daniel A. Halftermeyer	—	—	—	—	—	2,684	(2)	63,584	—		—
	—	—	—	—	—	7,757	(3)	183,763	—		—
	—	—	—	—	—	2,221	(4)	52,615	—		—
	—	—	—	—	—	29,340	(5)	695,065	—		—
	—	—	—	—	—	—		—	6,802	(6)	161,139
	1,000	0	—	18.6250	5/14/2012	—		—	—		—
	1,000	0	—	16.2500	5/28/2013	—		—	—		—
	1,000	0	—	18.7500	5/11/2014	—		—	—		—
	1,500	0	—	22.2500	5/18/2015	—		—	—		—
	2,000	0	—	22.2500	5/14/2016	—		—	—		—
	2,000	0	—	19.7500	4/15/2017	—		—	—		—
	2,500	0	—	19.3750	11/4/2018	—		—	—		—
	4,000	0	—	15.6875	11/9/2019	—		—	—		—
	2,800	0	—	10.5625	11/15/2020	—		—	—		—
	4,000	0	—	20.4500	11/6/2021	—		—	—		—
	4,000	0	—	20.6300	11/7/2022	—		—	—		—

Michael J. Joyce	—	—	—	—	—	2,733	(2)	64,745	—		—
	—	—	—	—	—	7,384	(3)	174,927	—		—
	—	—	—	—	—	2,221	(4)	52,615	—		—
	—	—	—	—	—	275	(7,8)	6,515	—		—
	—	—	—	—	—	29,340	(5)	695,065	—		—
	—	—	—	—	—	—		—	6,802	(6)	161,139

Ralph M. Polumbo	—	—	—	—	—	2,321	(2)	54,984	—		—
	—	—	—	—	—	6,636	(3)	157,207	—		—
	—	—	—	—	—	2,147	(4)	50,862	—		—
	—	—	—	—	—	1,334	(7,13)	31,602	—		—
	—	—	—	—	—	29,340	(5)	695,065	—		—
	—	—	—	—	—	—		—	6,010	(6)	142,377

(1)	Based on closing market price on December 31, 2010, of $23.69.

(2)	Represents shares earned by the NEO with respect to the APP Performance Award granted in 2010 and based on 2010 performance. Although such awards are not earned until January 1, 2011, the Company has determined to treat them as earned during 2010 and therefore outstanding at 2010 year-end solely for purposes of this disclosure. These awards are included in the “GRANTS OF PLAN-BASED AWARDS” table on page 33. As of January 1, 2011, 100% of the balance reported became vested, and was distributed, in stock, on March 1, 2011.
(3)	Represents shares earned and credited to the NEO’s bonus account with respect to a performance-based incentive award granted in 2009 and based on 2009 performance. As of January 1, 2010, 66 2/3% of the balance reported became vested, and was distributed, half in cash and half in stock, in March 2011; the remainder will vest on January 1, 2012, and is scheduled to be distributed, half in cash and half in stock, on or about March 1, 2012.
(4)	Represents shares earned and credited to the NEO’s bonus account with respect to a performance-based incentive award granted in 2008 and based on 2008 performance. The balance reported became vested on January 1, 2011 and was distributed, half in cash and half in stock, in March 2011.
(5)	RSUs granted under the RSU Plan in connection with the special executive retention incentive adopted in February 2008. One-quarter of the balance reported will vest and be payable on each: March 1, 2011; September 1, 2011; March 1, 2012; and September 1, 2012.
(6)	Represents the share target opportunity established in the MPP Performance Award granted to the NEO in 2010 under the 2005 Incentive Plan. This share target is earned based on performance during 2010, 2011 and 2012, and paid in 2013. None of the balance reported was earned as of December 31, 2010. These awards are a part of those included in the “GRANTS OF PLAN-BASED AWARDS” table on page 33.
(7)	RSU granted under the RSU Plan.
(8)	The balance reported will vest and be payable on November 11, 2011.
(9)	One-half of the balance reported will vest and be payable on November 11 in each 2011 and 2012.
(10)	One-third of the balance reported will vest and be payable on November 11 in each 2011, 2012 and 2013.
(11)	One-fourth of the balance reported will vest and be payable on November 11 in each 2011, 2012, 2013 and 2014.
(12)	One-fifth of the balance reported will vest and be payable on November 11 in each 2011, 2012, 2013, 2014 and 2015.
(13)	The balance reported will vest and be payable on April 1, 2011.

Description of Equity Awards

Equity awards referred to in the foregoing table include the following:

Stock Options.  All of the options in the foregoing table were granted prior to 2002 under either the 1988, 1992, or 1998 Stock Option Plans. Each option listed is fully vested and exercisable. The exercise price of each option is the fair market value of the Company’s Class A Common Stock on the date of grant.

Restricted Stock Units.  RSUs granted under the RSU Plan are, upon vesting, paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. No shares of Class A Common Stock are issued or issuable under the RSU Plan. There is no exercise price. In lieu of cash dividends, a holder of RSUs is credited with additional RSUs equal to the number of shares of Class A Common Stock having the same value on the dividend payment date as the aggregate dividends that would be payable on shares of Class A Common Stock equal in number to the RSUs held by such holder. (The crediting of such dividends is reflected in the above table.) RSU awards generally vest as to 20% of the awarded units on each of the first five anniversaries of the date of grant, but only if the holder is then employed by the Company or a subsidiary. However, differing vesting schedules are permitted under the terms of the RSU Plan and have been used in special circumstances; such was the case with a special executive-retention incentive implemented in February 2008 for certain key executives. In the event of termination of employment, all unvested RSUs terminate without payment, except that in the case of voluntary termination after age 62, death, disability, or involuntary termination, one-half of all unvested RSUs automatically vest and are paid at termination.

Performance-based Incentive Awards.  The performance-based incentive awards described in the foregoing table were granted under the Company’s 2005 Incentive Plan.

For grants made prior to 2010, awards were denominated as restricted stock. Once earned the share balance was credited to the recipient’s account until distributions are made in cash, or in a combination of cash and stock, as described in the footnotes to the foregoing table, over a period of three years. The value of cash payments is determined on the basis of the average price of the Class A Common Stock during a calculation period preceding the distribution date. The share balance in a bonus account is credited with dividends whenever dividends are paid on the Company’s common stock, by increasing the share balance by a number of shares equal in value to the cash dividends that would have been paid on an equivalent number of shares. An award recipient who voluntarily terminates employment prior to the payout of the full amount of his or her bonus account is not entitled to any payments after such termination, except that a recipient who voluntarily terminates employment after January 1 of any year but prior to the payment of an amount due to be paid in that year will be entitled to such amount. A recipient whose employment is terminated by the Company without “cause” during a year, or who voluntarily terminates employment in a year after attaining age 62, is entitled to 50% of any portion of his or her bonus account not already paid, except that any such recipient whose employment so terminates after January 1 of a year but prior to the payment of an amount due to be paid in that year is entitled to the full amount due in that year plus 50% of the remainder, if any. Any recipient whose employment is terminated by Albany for “cause” shall forfeit any payments not yet paid, unless the Committee or, if required, a Performance Committee of the Board determines otherwise in its absolute discretion.

Beginning in 2010, the performance-based incentive awards were structured in the form of the APP Performance Awards and the MPP Performance Awards described above. These awards established both share and cash targets, which are paid out as denominated when earned. An APP Performance Award is cancelled if the recipient’s employment is terminated for any reason during the performance period. If the employment is terminated after the performance period, but prior to distribution of the award, the recipient is entitled to receive 100% of the award on the distribution date, provided his or her employment is not terminated for “cause.” A recipient whose employment is terminated for “cause” forfeits any payments not yet paid, unless the Committee or, if required, a Performance Committee of the Board determines otherwise in its absolute discretion. An MPP Performance Award is cancelled only in the event the recipient’s employment is terminated for cause, in which case he or she would not be entitled to any payments unless the Committee or a Performance Committee of the Board determines otherwise in its absolute discretion. In the event a recipient’s employment is terminated for any other reason, the award is not cancelled but the vesting ceases as of the date of termination. The recipient would then be entitled to a pro rata payment for the amount that vested. Such payment would be based on achievement of the performance goals at the end of the performance period and would be made on the distribution date established in the award. If there is a significant restatement of the Company’s financial results, caused or substantially caused by the fraud or intentional misconduct of the recipient, awards are forfeited, whether or not vested, and any distributed amounts are required to be repaid to the Company upon demand.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Joseph G. Morone	—	—	6,627	108,959	38,087	814,065

Michael K. Burke	—	—	26,253	495,842	—	—

John B. Cozzolino	—	—	811	16,406	—	—

Daniel A. Halftermeyer	—	—	—	—	8,617	184,424

Michael J. Joyce	—	—	552	11,166	8,495	181,723

Ralph M. Polumbo	—	—	1,303	26,097	8,162	174,444

(1)	Vesting of time-based RSUs granted pursuant to the Company’s RSU Plan. Amounts reported as “Value Realized on Vesting” were distributed in cash to the NEO during 2010.
(2)	Vesting of performance-based incentive awards granted pursuant to the 2005 Incentive Plan. Amounts reported as “Value Realized on Vesting” were distributed in cash and stock to the NEO during 2010.

PENSION BENEFITS

Name(1)	Plan Name	Number of Years Credited Service(2) (#)	Present Value of Accumulated Benefit(3) ($)		Payments During Last Fiscal Year ($)

John B. Cozzolino	PensionPlus	14.75	49,000		0
	Supplemental Executive Retirement Plan	—	—		0
	Qualified Supplemental Retirement Benefits	—	28,000		0

Daniel A. Halftermeyer	—	—	33,910	(4)	0

Michael J. Joyce	PensionPlus	21.25	173,000		0
	Supplemental Executive Retirement Plan	21.25	42,000		0
	Qualified Supplemental Retirement Benefits		—		0

(1)	The Company’s PensionPlus Plan and Supplemental Executive Retirement Plan were closed to new employees, effective October 1, 1998. Dr. Morone, Mr. Burke and Mr. Polumbo all joined the Company after the plans were closed; thus, they have not acquired any reportable pension benefits and are omitted from the table.
(2)	Where noted, credited service is the same as actual service.
(3)	The values of the pension benefits reported above are the present value of benefits expected to be paid in the future. The actuarial assumptions used to determine these values are the same as are used in the Company’s financial statements, except that the assumed retirement age for purposes of this table is the earliest unreduced retirement age as defined in the relevant plan. Present values are determined as of the Company’s measurement date for pension purposes (December 31, 2010). (Reference is made to Note 3 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for a discussion of these assumptions.) Each amount assumes that the form of payment will be a single life annuity.
(4)	As a non-U.S. employee, Mr. Halftermeyer does not participate in U.S. PensionPlus Plan, the Supplemental Executive Retirement Plan or the Qualified Supplemental Retirement Plan. Instead, as a French citizen working for a company affiliate in Switzerland, the Company is required by Swiss law to maintain a private pension for Mr. Halftermeyer’s benefit. The private pension is purchased through an insurance company. The Company’s Swiss subsidiary is required to make defined premium contributions. The premium paid by the Company in 2010 was CHF 6,535, or $6,295 using the conversion rate of .9633 U.S. dollars per Swiss franc, which is the rate used by the Company in its 2010 Consolidated Statements of Income and Retained Earnings. The policy was first purchased in 2007. The present value of the accumulated benefit is set forth in the table above (and has been translated into U.S. dollars at the rate of 1.0703 dollars per Swiss Franc, which was the applicable conversion rate in effect as of December 31, 2010). In addition, Mr. Halftermeyer continues to participate in a French state-mandated pension scheme as an expatriate. The Company contributes both the employer’s and employee’s share of the legally required contribution under this pension scheme. In early 2010, the Company paid 76,058 euros, or $100,815 using the conversion rate of 1.3255 U.S. dollars per euro, which is the rate used by the Company in its 2010 Consolidated Statements of Income and Retained Earnings. This contribution covered the period from October 2009 through September 2010. Of this amount, $34,209 was the employee’s required contribution, which the Company assumed as part of the international assignment.

PensionPlus Plan.  The Company’s U.S. PensionPlus Plan, applicable to all salaried and most hourly employees in the United States who began employment on or before October 1, 1998, provides generally that an employee who retires at his or her normal retirement age (age 65) will receive a maximum annual pension equal to the sum of (a) 1% of his or her average annual base compensation for the three most highly compensated consecutive calendar years in his or her last ten years of employment (the “High Three Average”) times his or her years of service (up to 30) before April 1, 1994; plus (b) 0.5% of the amount by which his or her High Three Average exceeds a Social Security offset ($41,623 in 2009, increasing thereafter in proportion to the increase in the Social Security Taxable Wage Base) times his or her years of service (up to 30) before March 31, 1994; plus (c) 1% of his or her High Three Average times years of service (up to 30) between March 31, 1994 and January 1, 1999; plus (d) 0.75% of such High Three average times years of service (up to 30) after December 31, 1998; plus (e) 0.25% of such High Three Average times years of service in excess of 30. The Plan, however, was amended effective February 28, 2009 to freeze the accrual of any new benefits. As a result, no participant will accrue any additional pension creditable service after that date, and the High Three Average is now determined in reference to the last ten years of employment prior to February 28, 2009.

Annual base compensation in any year used to determine a participant’s High Three Average is the rate of base earnings of such participant as of January 1 of such year. In the case of the NEOs, this means annual salary based on the salary rate in effect on January 1 of such year. It does not include other cash compensation (such as annual cash bonuses) or noncash compensation.

Section 415 of the Internal Revenue Code places certain limitations on pensions that may be paid under federal income tax qualified plans. Section 401 of the Code also limits the amount of annual compensation that may be used to calculate annual benefits under such plans. The effect of such limits is reflected in the amounts reported as the present value of benefits accumulated under the PensionPlus Plan.

The PensionPlus Plan permits early retirement at or after age 55 with at least ten years of service. None of the NEOs who participate in the Plan was eligible for retirement under the PensionPlus Plan, whether it is early or normal retirement. In general, provided that payment of benefits does not commence until the normal retirement age of 65, the pension of a participant retiring early will be calculated in the same manner as described above, taking into account years of service up to February 28, 2009 and such participant’s High Three Average prior to that date. A participant eligible for early retirement may also elect to commence benefits on or after his or her early retirement date and prior to age 65 in an amount that is the actuarial equivalent of his or her normal retirement benefit.

Supplemental Executive Retirement Plan.  The Company’s unfunded Supplemental Executive Retirement Plan is intended to replace any PensionPlus benefits that a participant is prevented from receiving by reason of the Section 415 limits on pensions or the Section 401 limits on annual compensation used to calculate PensionPlus benefits. All plan participants affected by such limitations are eligible to receive benefits under the unfunded Supplemental Executive Retirement Plan. In other words, the pension formula described above is used to determine aggregate benefits under both plans — the portion that is not payable under the PensionPlus Plan due to the foregoing limits is payable under the Supplemental Executive Retirement Plan. The allocation is made on the basis of IRS regulations in effect on the valuation date. The Supplemental Executive Retirement Plan was also amended effective February 28, 2009, to freeze the accrual of any new benefits.

Qualified Supplemental Retirement Benefits.  Certain employees of the Company who were active on June 30, 2002, are entitled to receive additional qualified supplemental retirement (“QSR”) benefits under the PensionPlus Plan. On June 30, 2002, each covered employee was credited with an initial account balance in a specified amount. Each such participant had participated in deferred compensation plans maintained by the Company on or before such time, pursuant to which he or she could defer the receipt of earned cash compensation until retirement or other events. Amounts deferred earned interest at rates approved from time to time by the Compensation Committee. In each case, the amount initially credited to such employee’s QSR account was equal to an amount of deferred compensation (including interest) to which he or she was entitled but which he or she agreed to renounce. Each QSR account is credited with interest at 8.5% annually until retirement, at which time the QSR account value is payable in the form of an actuarially equivalent single life annuity or, at the election of the participant, in a single lump sum.

Nonqualified Deferred Compensation

There were no executive or Company contributions, or interest or other earnings, during 2010 under any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified, nor did any NEO receive any withdrawals or distributions during, or have any account as of the end of, 2010.

Potential Payments upon Termination or Change in Control

Change in Control

Other than the provision found in the RSU Plan, which is applicable to all employees who receive an award of RSUs, the Company has no contract, agreement, plan, or arrangement, whether written or unwritten, which would provide for payment to an NEO at, following, or in connection with a change in control of the Company. The provision of the RSU Plan provides that in the event of termination following a change of control, 100% of an award recipient’s unvested RSUs shall become immediately payable in full.

Termination/Severance

Dr. Morone

The Committee believes that under certain circumstances, severance agreements are appropriate for the attraction and retention of executive talent, consistent with the practices of peer companies. In the case of Dr. Morone particularly, the Committee felt a severance provision was warranted in order to entice Dr. Morone to leave the security of his prior position and become the Company’s Chief Executive Officer. Thus, the Company’s employment agreement with Dr. Morone (see page 33) provides that in the event his employment is terminated for any reason, he will be entitled to any (a) unpaid base salary accrued to the effective date of termination, (b) unpaid but earned and accrued annual cash bonus for the portion of the year in which the termination of employment occurs and for any completed prior year for which the annual cash bonus has not been paid, (c) pay for accrued but unused vacation to which he is entitled, calculated in accordance with the Company’s vacation policy, (d) benefits or compensation required to be provided after termination pursuant to, and in accordance with the terms of, any employee benefit plans, policies or arrangements applicable to him, (e) unreimbursed business expenses incurred prior to termination and required to be reimbursed pursuant to the Company’s policy, and (f) any rights to indemnification to which he may be entitled under the Company’s Articles of Incorporation or By Laws. In addition, if the termination is by the Company without Cause, he is entitled to receive an amount equal to twice his annual base salary at the time of termination, payable in 24 equal monthly installments. His right to receive these additional severance payments is contingent upon his continuing compliance with confidentiality and non-disparagement provisions in the agreement, and upon his having executed and delivered to the Company a release of any and all claims relating to his termination. For purposes of the agreement, “Cause” is deemed to exist if a majority of the members of the Company’s Board of Directors determines that he has (i) caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his duties, (ii) not made a good faith effort to carry out his duties, (iii) wrongfully and substantially enriched himself at the expense of the Company, or (iv) been convicted of a felony. There was no sunset included in the severance provision of Dr. Morone’s contract when it was drafted and executed. The Committee is aware of this fact but no action has been contemplated to address the situation. The industries in which the Company competes are undergoing significant changes to which the Company must respond. The Company believes that it is important to shareholder value that Dr. Morone lead the Company’s response to those changes without concern for the impact on his specific position. Nor has the fact that Dr. Morone’s contract contains a severance provision had any impact on the Committee’s deliberations and actions regarding his compensation.

Other Executive Officers

In July 2009, the Company entered into Severance Agreements with each of the Company’s executive officers, and several other senior managers. The material terms of the Severance Agreements provide that in the event the officer’s employment is terminated by the Company at any time before December 31, 2012, for any reason other than Cause, the officer shall be entitled to receive his or her gross monthly base salary in effect at the time of termination, less applicable withholdings and deductions, for the period of months specified in the individual officer’s agreement (the “Severance Period”). The Severance Period differs among officers, and ranges from 12 months to 18 months. For NEOs Michael K. Burke, Michael J. Joyce, Daniel A. Halftermeyer, and Ralph M. Polumbo, the Severance Period is 18 months. For Mr. Cozzolino, the severance period is 12 months. In order to receive the severance benefits, the officer is obligated to execute a release in favor of the Company at the time of termination and comply with the confidentiality and non-disparagement provisions of the Agreement. The officer is also bound by a restrictive non-competition covenant during the Severance Period. For the purposes of such agreements, Cause is deemed to exist upon (i) the conviction of the officer for, or the entry of a plea of guilty or nolo contendere by the officer to, a felony charge or any crime involving moral turpitude; (ii) unlawful conduct on the part of the officer that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of the officer’s duties as determined by the Company in its sole discretion; (iii) the officer’s willful misconduct in connection with his or her duties or willful failure to use reasonable effort to perform substantially his or her responsibilities in the best interest of the Company; (iv) the officer’s willful violation of the Company’s Business Ethics Policy or any other Company policy that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of the officer’s duties as determined by the Company in its sole discretion; (v) fraud, material dishonesty, or gross misconduct in connection with the Company perpetrated by the officer; (vi) the officer undertaking a position in competition with the Company; (vii) the officer having caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his or her duties; or (viii) the officer having wrongfully and substantially enriched himself or herself at the expense of the Company. The Severance Agreements also contain a clawback provision, which provides that an officer would forfeit any unpaid severance due pursuant to the agreement and would be required, upon demand, to repay any severance already paid if, after the officer’s termination: (i) there is a significant restatement of the Company’s financial results, caused or substantially caused by the fraud or intentional misconduct of the officer; (ii) the officer breaches any provision of the agreement, including, without limitation, the restrictive covenants, confidentiality and non-disparagement provisions; or (iii) the Company discovers conduct by the officer that would have permitted termination for Cause, provided that such conduct occurred prior to the officer’s termination. The Severance Agreements terminate on December 31, 2012.

The Committee considers severance to serve as a bridge in the event employment is involuntarily terminated without cause. Therefore, the foregoing Severance Periods were deemed to be appropriate in light of the perceived length of time it could take for the NEO to find an equivalent position. At the time the agreements were approved, the Committee determined that individual officer agreements were superior to an all-inclusive policy because they provided more flexibility to address each officer’s situation, and his or her individual perceived importance to the Company and its strategies. It was further determined that fixed-term agreements during a period of significant restructuring and at a time of a developing global recession would allow each officer to focus on the needs of the business without concern for his or her own position.

Michael Burke

On September 23, 2010, the Company involuntarily terminated Mr. Burke’s employment without cause. In accordance with the terms of the severance agreement describe above, Mr. Burke executed a release in favor of the Company and will receive payments of $33,333 per month for a period of 18 months. He also received payment for one-half of his unvested RSUs at the time of termination and may receive a pro rata share of the MPP award granted to him in early 2010 depending on the Company’s performance at the end of the three- year performance period. His APP Award was forfeited and cancelled.

Except as set forth above, the Company has no other agreements, contracts, plans or arrangements, written or unwritten, to provide payment to any NEO in connection with his retirement, severance, termination or separation.

Plan-based Compensation

Stock Options.  SEC regulations require us to provide details about stock options not yet exercisable on December 31, 2010, that would become exercisable (a) if the employment of such NEO had been terminated involuntarily on such date, without cause, or (b) in the case of any NEO who had attained age 62 at the time, if his employment had been terminated on such date, voluntarily or involuntarily, without cause. However, as set forth above, the last option grants were made by the Company in November 2002. By November 7, 2007, all outstanding options issued by the Company in 2002 had become fully exercisable. Consequently, there were no unexercisable options on December 31, 2010, that would become exercisable upon the involuntary termination or retirement of any NEO.

RSUs and Performance-based Awards.  The following chart indicates what the effect on RSUs and earned performance-based incentive awards in the accounts of each NEO would have been upon the occurrence of (a) termination of employment involuntarily on December 31, 2010, without cause, or (b) in the case of any NEO who had attained age 62 at the time, a voluntary or involuntary termination of employment on such date, without cause. (All of these awards are reported in the table entitled “Outstanding Equity Awards at Fiscal Year-End” on page 35.)

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Number of Shares or Units of Stock That Would Vest Upon Such Termination (#)		Value of Shares or Units of Stock That Would Vest Upon Such Termination(1) ($)

Joseph G. Morone	108,669	(2)	54,335		1,287,540
	22,530	(3)	0		0
	23,679	(4)	7,893	(5)	186,985
	40,988	(6)	20,494		485,503

Michael K. Burke	—		—		—

John B. Cozzolino	4,956	(7)	2,478		58,704

Daniel A. Halftermeyer	29,340	(2)	14,670		347,532
	2,684	(3)	0		0
	6,802	(4)	2,267	(5)	53,713
	9,978	(6)	4,989		118,189

Michael J. Joyce	29,340	(2)	14,670		347,532
	2,733	(3)	0		0
	6,802	(4)	2,267	(5)	53,713
	9,605	(6)	4,803		113,771
	275	(7)	138		3,257

Ralph M. Polumbo	29,340	(2)	14,670		347,532
	2,321	(3)	0		0
	6,010	(4)	2,003	(5)	47,459
	8,783	(6)	4,392		104,035
	1,334	(7)	667		15,801

(1)	Based on closing market price on December 31, 2010, of $23.69.
(2)	RSUs granted under the RSU Plan in connection with a special executive retention incentive implemented in February 2008. For these grants, amounts shown as vesting upon termination are payable at such time, in cash.
(3)	Represents the number of shares earned pursuant to the APP Performance Award granted to the NEO in 2010 under the 2005 Incentive Plan based on 2010 performance. None of the balance reported was earned or vested as of December 31, 2010. Pursuant to the terms of the award, this award would be canceled upon termination for any reason on December 31, 2010.
(4)	Represents the number of shares established as the target share opportunity in the NEO’s MPP Performance Award granted in 2010 under the 2005 Incentive Plan. This target share award is earned based on performance during 2010, 2011 and 2012, and paid in 2013. None of the balance reported was earned as of December 31, 2010.
(5)	Represents one-third of the target share award in the NEO’s MPP Performance Award granted in 2010 under the 2005 Incentive Plan. Although not earned as of December 31, 2010, the award vests pro rata on a daily basis during the three-year performance period. Thus, in the event of termination for any reason other than for cause, this award would not be canceled. Instead, the NEO would be entitled to a payout in 2013 of the shares that vested through the date of termination, adjusted to reflect the level of achievement of the performance goals. For the purpose of this disclosure, the Company has assumed 100% achievement of the three-year performance goal and termination as of December 31, 2010.
(6)	Represents shares earned and credited to the NEO’s bonus account with respect to a performance-based incentive award granted in 2009 and 2008 based on performance during 2009 and 2008. None of the balance reported was vested as of December 31, 2010. For these awards, amounts shown as vesting upon termination are not payable at that time, but are distributed at the same times and in the same form (cash, or a combination of cash and shares) as if termination had not occurred.
(7)	RSUs granted under the RSU Plan, other than those granted in connection with the special executive retention incentive implemented in February 2008. For these grants, amounts shown as vesting upon termination are payable at such time in cash.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, and the subsequent “say-on-pay” rules adopted by the Securities and Exchange Commission, the Company is asking stockholders to vote on the compensation provided to our NEOs, as described in the preceding sections of this proxy statement.

Accordingly, the Board of Directors recommends that stockholders approve such compensation by approving the following advisory resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.

This vote is nonbinding. Although it may not be possible to discern the specific concerns of stockholders that may cause them to cast a negative vote, the Board and the Compensation Committee expect to consider the outcome of the vote when determining future executive compensation.

As described in detail under “Compensation Discussion and Analysis” above, our compensation programs are designed to motivate our named executive officers, and other members of management, to manage the Company so that it achieves superior performance and delivers value to our stockholders. We believe that our compensation program, with its balance of short-term cash incentives and long-term incentives (including equity-based awards that vest over multiple years) reward sustained performance that is aligned with delivering consistent value to our stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR”
THE ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE
COMPENSATION

Also in accordance with the Dodd-Frank Act and “say-on-pay” rules, the Company this year is asking stockholders to cast an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years.

The Board believes that most investors currently prefer the ability to cast an annual advisory vote on executive compensation each year. Under the current rules, the Board does not feel that an annual vote will have any adverse effect on the Company, or limit the ability of the Compensation Committee to discharge its responsibilities with respect to executive compensation. For this reason, the Board recommends that stockholders select “one year” as the frequency for such votes.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.

Although this advisory vote on the frequency of the “say-on-pay” vote is nonbinding, the Board and the Compensation Committee expect to take the outcome of the vote into consideration when determining the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS
THAT STOCKHOLDERS SELECT “ONE YEAR”
AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

2011 INCENTIVE PLAN

General

The Board of Directors has adopted, subject to stockholder approval, the 2011 Incentive Plan (also referred to as the “Plan”). The purpose of the Plan is to enable the Company to promote the interests of the Company and its stockholders by providing the officers and key employees of the Company and its subsidiaries, who collectively are responsible for the management, growth and protection of the business of the Company, with incentives and rewards to align their interests with those of the stockholders and to encourage them to continue in the service of the Company. The 2011 Incentive Plan is designed to meet this purpose by providing a plan pursuant to which such employees may be given such incentives and awards in various forms.

The 2011 Plan is similar in structure and substance to the 2005 Incentive Plan (as amended, the “2005 Plan”) that it will replace. (The 2005 Plan was approved by stockholders in 2005.) Key changes from the 2005 Plan are as follows:

•	After it was approved by stockholders in 2005, the 2005 Incentive Plan was amended by the Board of Directors in a number of respects, including by the addition or amendment of certain defined terms and other provisions, to ensure, as well as to facilitate, compliance with Section 409A of the Internal Revenue Code of 1986 relating to deferred compensation. Such amendments did not require stockholder approval. These amendments are reflected in the 2011 Incentive Plan.
•	The 2005 Incentive Plan did not permit the grant of Options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The 2011 Incentive Plan provides the Company with the ability to award either qualified incentive stock options or ordinary non-qualified stock options. The 2011 Incentive Plan also adds new mechanical provisions relating to Options that the Company considers to be consistent with current best practices.
•	The 2005 Plan permitted the Company to use cash received, such as in payment of an exercise price, to purchase shares of Common Stock that could then be included in the total deemed available for issuance. The Company has never used this “share recycling provision” and it is not included in the 2011 Incentive Plan.
•	The list of performance measures upon which future compensation intended to be “performance based” within the meaning of Section 162(m) of the Internal Revenue Code may be paid has been amended and expanded. The list of performance measures is set forth below.

The 2011 Incentive Plan provides for awards that may be payable in cash, stock, or a combination of cash and stock. For stock-based awards, the Plan authorizes the issuance of an aggregate number of shares of the Company’s Class A Common Stock initially equal to 500,000, including any shares remaining under the 2005 Plan. (Once the shares remaining under the 2005 Plan are issued, no more shares will be issued under the 2005 Plan.) In addition, the Plan will allow the Board of Directors to increase this amount from time to time, provided that it may not be increased by more than 500,000 in any calendar year and that no increase may cause the total number of shares then available for issuance in respect of new awards to exceed 1,000,000.

The closing price of the Company’s Class A Common Stock on the New York Stock Exchange on March 31, 2011, was $24.90.

The material terms of the 2011 Incentive Plan are summarized below. This summary is not intended to be a complete description of the terms of the 2011 Incentive Plan. The full text of the 2011 Incentive Plan is attached hereto as Exhibit A. In the event of any inconsistency between the summary set forth below and the terms of the 2011 Incentive Plan, the terms of the 2011 Incentive Plan will govern.

Eligible Participants and Types of Awards

The 2011 Incentive Plan provides for the grant to officers and key employees of the Company and its subsidiaries of non-qualified stock options and incentive stock options (“Options”), tandem and stand-alone stock appreciation rights (“SARs”) and other share-based or cash-based awards (collectively referred to herein as “Incentive Awards”). Incentive Awards may be settled in cash or in shares. Some Incentive Awards may be intended to qualify as “performance based” compensation within the meaning of Section 162(m) of the Internal Revenue Code. While all key employees responsible for the management of the Company and its subsidiaries would be potentially eligible to receive Incentive Awards under the Plan (approximately 260 employees at the present time), the Company expects initially to limit Incentive Awards for 2011 to eight key employees of the Company. (A description of the specific initial 2011 Incentive Awards is set forth below under “Incentive Awards to Be Granted.”)

Shares Available for Awards and Individual Award Limit

Shares issued under the 2011 Incentive Plan may be either newly issued shares or treasury shares. In addition to the limit on the aggregate number of shares that are authorized to be issued pursuant to the Plan, the maximum number of shares that may be covered by Incentive Awards granted to any single participant (a “Participant”) in any fiscal year shall not exceed 200,000 shares, prorated on a daily basis for any fiscal year that is shorter than 365 days.

Shares of Common Stock covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or a Participant’s permitted transferees). Accordingly, if an Incentive Award is settled for cash or if shares are withheld to pay the exercise price of an Option or to satisfy any tax-withholding requirement in connection with an Incentive Award, only the shares issued (if any), net of the shares withheld, will be deemed delivered for purposes of determining the number of shares that remain available for delivery under the Plan. If shares are issued subject to conditions that may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. If shares owned by a Participant (or a Participant’s permitted transferees) are tendered (either actually or through attestation) to the Company in payment of any obligation in connection with an Incentive Award, the number of shares tendered shall be added to the number of shares that are available for delivery under the Plan.

Shares covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger will not count as used under the Plan for these purposes.

Prohibition on Substitutions and Repricings

In no event will any new Incentive Awards be issued in substitution for outstanding Incentive Awards previously granted to Participants, and no repricings of Incentive Awards are permitted at any time under any circumstances, unless the stockholders of the Company expressly approve such substitution or repricing.

Administration

The 2011 Incentive Plan will be administered by the Compensation Committee of the Company’s Board of Directors, or such other committee as the Board of Directors shall appoint from time to time (the “Committee”). The Committee shall from time to time designate those persons who shall be granted Incentive Awards and the amount, type and other terms and conditions of such Incentive Awards.

Except to the extent described below with respect to “performance based” compensation, the Committee will have full authority to administer the Plan, including authority to interpret and construe any of its terms or the terms of any Incentive Award issued under it, and to adopt such rules and regulations for administering the Plan as it may deem necessary. On or after the date of grant of an Incentive Award, the Committee may(i) accelerate the date on which any Incentive Award becomes vested, exercisable or transferable, (ii) extend the term of any Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any Incentive Award may remain outstanding,

(iii) waive any conditions to the vesting, exercisability or transferability of any Incentive Award, or (iv) provide for the payment of dividends or dividend equivalents with respect to any Incentive Award. Decisions of the Committee shall be final and binding on all Participants.

With respect to Incentive Awards that are intended to satisfy the requirements of “performance based” compensation within the meaning of Section 162(m) of the Internal Revenue Code, the exercise of the foregoing powers may be limited to a special committee of the Board composed solely of two or more directors who are “outside” directors within the meaning of Section 162(m) (a “Performance Committee”).

Incentive Awards to Be Granted

The total number and type of Incentive Awards that will be granted in the future under the 2011 Plan, or that would have been granted had the Plan been in effect during the Company’s last fiscal year, are not determinable.

For 2011, grants of Incentive Awards have been approved for eight executive officers of the Company, subject to stockholder approval of the 2011 Incentive Plan. The following table sets forth information regarding such grants to the persons and group listed:

Name	MPP Cash Target	MPP Share Target	$ Value of MPP Share Target	APP Cash Target	APP Share Target	$ Value of APP Share Target	Total

Joseph G. Morone	$464,800	22,028	$484,626	$832,800	23,240	$511,277	$2,293,502

John B. Cozzolino	101,500	4,810	105,829	96,750	2,700	59,397	363,477

Daniel A. Halftermeyer	125,510	5,948	130,864	101,235	2,825	62,151	419,759

Michael J. Joyce	118,230	5,603	123,273	80,955	2,259	49,700	372,158

Ralph M. Polumbo	104,510	4,953	108,968	78,135	2,180	47,969	339,582

All executive officers as a group (six persons)	$974,050	46,736	$1,028,192	$1,219,425	34,029	$748,635	$3,970,303

All employees as a group (eight persons)	$1,041,250	49,921	$1,098,259	$1,320,225	36,842	$810,519	$4,270,253

The foregoing table sets forth Awards granted to the Named Officers (and others) on March 25, 2011, subject to approval of the 2011 Incentive Plan by the stockholders of the Company. As in 2010, each recipient was granted two awards, an APP Performance Award and an MPP Performance Award. The nature of these awards is the same as for those granted in 2010, and described on pp. 15 through 22 above. The APP Performance Award is a short-term incentive, covering a one-year performance period. The MPP Performance Award is intended to be a long-term incentive and covers a three-year performance period. Each award calls for payout immediately following the completion of the performance period, but, as in 2010, the target opportunity for each was allocated between cash and stock from the outset, and is earned and paid according to that allocation.

The target opportunities for the APP Performance Award were established as the balance of the award recipient’s target total direct compensation after accounting for base salary, the MPP Performance Award target opportunities and the reduction attributable to the special executive retention incentive. The resulting target opportunity was again allocated between stock and cash, but the ratio for the APP Performance Award was approximately 40% stock and 60% cash. Two distinct target opportunities were established according to this ratio. The performance period for the APP Performance Award will be the 2011 fiscal year. Each award entitles the recipient to receive between 0% and 200% of the target cash amount plus between 0% and 200% of the target share award, based on the extent to which he or she attained certain performance goals during 2011. Once determined, the awards are to be paid out in full in cash and stock in early 2012. The performance period for the MPP Performance Award runs from January 1, 2011 through December 31, 2013. Each MPP Performance Award entitles the recipient to receive between 0% and 200% of the target cash and target share award, based on the extent to which he or she attained certain cumulative performance goals at the end of the three-year performance period. Once determined, the awards will be paid out in full in cash and stock in early 2014. In the table above, values are presented assuming a payout of 100% and a share price of $22.00.

With respect to the Incentive Awards listed above, performance goals for the Named Officers consist of one or more of the following, calculated for the Company as a whole, or for one or more business units or functions for which the Named Officer is responsible: increasing adjusted cash flow, increasing adjusted EBITDA, increasing net sales, decreasing operating expenses, and repatriation of foreign earnings. (Performance goals relating to future Incentive Awards may be based on one or more of the performance measures specified in the Plan. See “Significant Features of Incentive Awards — Performance-based Compensation ” below.)

An APP Performance Award will be cancelled if the recipient’s employment is terminated for any reason during the performance period. If the employment is terminated after the performance period, but prior to distribution of the award, the recipient is entitled to receive 100% of the award on the distribution date, provided his or her employment is not terminated for “cause.” A recipient whose employment is terminated for “cause” forfeits any payments not yet paid, unless the Committee or, if required, a Performance Committee of the Board determines otherwise in its absolute discretion. An MPP Performance Award will be cancelled only in the event the recipient’s employment is terminated for cause, in which case he or she would not be entitled to any payments unless the Committee or a Performance Committee of the Board determines otherwise in its absolute discretion. In the event a recipient’s employment is terminated for any other reason, the award is not cancelled but the vesting ceases as of the date of termination. The recipient would then be entitled to a pro rata payment for the amount that vested. Such payment would be based on achievement of the performance goals at the end of the performance period and would be made on the distribution date established in the award.

The foregoing description applies only to the Incentive Awards approved for 2011. As described above, the Plan permits issuance of awards of various types, and the amount, type, and terms of future Incentive Awards may vary significantly from these Awards.

Significant Features of Incentive Awards

The significant features of the Incentive Awards granted (subject to stockholder approval of the Plan) in 2011 are as described above. Significant features of other potential forms of Incentive Awards permitted under the Plan are as follows:

Options.  Each Option shall entitle the holder thereof to purchase a specified number of shares. The exercise price of each Option will be at least equal to 100% of the fair market value of a share on the date on which the Option is granted. Options will have terms that do not exceed twenty years and will have vesting periods of at least one year.

Tandem Stock Appreciation Rights.  The Committee may grant, in connection with any Option, a tandem SAR (“Tandem SAR”). The exercise price per share of any Tandem SAR will be at least 100% of the fair market value of a share on the date on which the Tandem SAR is granted. In general, the exercise of a Tandem SAR by a Participant entitles the Participant to an amount (in cash, shares or a combination of cash and shares), with respect to each share subject thereto, equal to the excess of the fair market value of a share on the exercise date over the exercise price of the Tandem SAR. The exercise of a Tandem SAR with respect to a number of shares causes the cancellation of its related Option with respect to an equal number of shares, and the exercise, cancellation or expiration of an Option with respect to a number of shares causes the cancellation of its related Tandem SAR with respect to an equal number of shares.

Stand-Alone Stock Appreciation Rights.  The Committee may grant SARs that do not relate to Options (“Stand-Alone SARs”). The exercise price per share of any Stand-Alone SAR will be at least 100% of the fair market value of a share on the date on which the Stand-Alone SAR is granted. In general, the exercise of a

Stand-Alone SAR by a Participant entitles the Participant to an amount (in cash, shares or a combination of cash and shares), with respect to each share subject thereto, equal to the excess of the fair market value of a share on the exercise date over the exercise price of the Stand-Alone SAR.

Other Stock-based Awards.  The Committee may grant equity-based or equity-related Incentive Awards other than Options and SARs in such amounts and subject to such terms and conditions as the Committee determines. Each such Incentive Award may (i) involve the transfer of actual shares, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares, (ii) be subject to performance-based and/or service-based conditions, and (iii) be in the form of phantom stock, restricted stock, restricted stock units, performance shares, or share-denominated performance units. Incentive Awards may vest or otherwise become payable as determined by the Committee at the time of grant.

Consequences Upon a Change in Control.  The effect of the occurrence of a Change in Control of the Company on any Option, SAR or other Incentive Award shall be determined by the Committee in its discretion.

Performance-based Compensation.  The Performance Committee may grant Incentive Awards that are intended to qualify under the requirements of Section 162(m) of the Tax Code as “qualified performance-based compensation.”

The performance goals upon which the payment or vesting of any Incentive Award (other than Options and SARs) that is intended to qualify as performance-based compensation depends shall relate to one or more of the following performance measures, each of which may be applied with respect to the Company, any subsidiary or any business unit of the Company, or if applicable, any Participant, and which may be measured on an absolute basis, or relative to a peer-group or other market measure basis: revenues; revenue growth; operating income; cash flow (including operating cash flow, free cash flow, discounted cash flow, return on investment, and cash flow in excess of costs of capital); net income; marginal contribution; interest expense; earnings per share; return on sales; return on assets; return on equity; return on invested capital; working capital; market share; stock price; stock price growth; costs of goods sold; expenses (including selling and general expenses and technical and research expenses); income before income taxes; total shareholder return; EBIT (earnings before interest and taxes); consolidated EBITDA (earnings before interest, taxes, depreciation and amortization); EBITDA growth; EBITDA per share; EBITDA Margin (EBITDA as a percentage of sales); consolidated interest expense; consolidated net income; consolidated tangible net worth and leverage ratio; ongoing earnings; EVA (economic value added); economic profit (net operating profit after tax, less a cost of capital charge); SVA (shareholder value added); pre-tax profit margin; performance against business plan; customer service; corporate governance quotient or rating; employee satisfaction; safety; employee engagement; supplier diversity; workforce diversity; operating margins; credit rating; dividend payments; retained earnings; completion of acquisitions; divestitures and corporate restructurings; and individual goals based on objective business criteria underlying the goals listed above and which pertain to individual effort as to achievement of those goals or to one or more business criteria in the areas of litigation, human resources, information services, production, inventory, support services, site development, plant development, building development, facility development, government relations, product market share, management or non-financial strategic goals.

In the event that the requirements of Section 162(m) and the regulations thereunder change to permit Performance Committee discretion to alter the performance measures without obtaining stockholder approval, a Performance Committee of the Board will have discretion to make such changes. Performance periods may be less than, equal to, or longer than one fiscal year of the Company and may be overlapping. Within 90 days after the beginning of a performance period, and in any case before 25% of the performance period has elapsed, the Performance Committee shall establish (a) performance goals and objectives for the Company for such performance period, (b) target awards for each Participant, and (c) schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

The measurement of any performance measure may exclude the impact of charges for restructurings, discontinued operations, acquisitions or divestitures, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles or as identified in the Company’s audited financial statements, including the notes thereto, as well as

(a) severance costs or charges, (b) equipment relocation costs or charges, or (c) equipment write-off or write-down costs or charges. Any performance measures may be used to measure the performance of the Company or a subsidiary as a whole or any business unit of the Company or any subsidiary or any combination thereof, as the Performance Committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparator companies, or a published or special index that the Performance Committee, in its sole discretion, deems appropriate.

General Plan Provisions

Adjustments Upon Changes in Capitalization.  The 2011 Incentive Plan provides for an adjustment in the number of shares available to be issued under the 2011 Incentive Plan, the number of shares subject to Incentive Awards and the exercise prices of certain Incentive Awards upon a change in the capitalization of the Company, a stock dividend or split, an extraordinary cash dividend, a merger or combination of shares and certain other similar events.

Tax Withholding.  The 2011 Incentive Plan provides that the Company has the right to permit or require Participants to satisfy certain federal income tax withholding requirements by remitting to the Company cash or, subject to certain conditions, allowing the Company to withhold shares payable to the Participant.

Assignment and Transfer.  Nonqualified Stock Options and SARs may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, except as permitted by the Committee on a general or specific basis. Incentive Stock Options are generally not transferable, except by will or the laws of descent and distribution.

Amendment.  The Board of Directors may at any time suspend or discontinue the 2011 Incentive Plan or revise or amend it in any respect whatsoever, except that, in general, no revision or amendment may, without the approval of stockholders of the Company, (i) increase the number of shares that may be issued under the Plan or (ii) materially modify the requirements as to eligibility for participation in the Plan.

Term of the Plan.  No grants may be made under the 2011 Incentive Plan after February 25, 2021.

U.S. Federal Income Tax Consequences

Following is a brief summary of the U.S. federal income tax consequences of the issuance and exercise of the 2011 Incentive Awards, as well as Options and SARs generally.

2011 Awards.  The Company will generally be entitled to a compensation deduction for U.S. federal income tax purposes in the amount of cash compensation distributed to the Participant or, in the case of that portion of an Awards that is settled in shares, in an amount equal to the fair market value of the shares when delivered to the Participant. The Participant will be required to recognize compensation income for U.S. federal income tax purposes upon payment of cash or delivery of shares.

Nonqualified Stock Options.  A Participant will not be deemed to receive any income at the time an Option is granted, nor will the Company be entitled to a deduction at that time. However, when any part of an Option is exercised, the Participant will generally be deemed to have received ordinary income in an amount equal to the difference between the exercise price of the Option and the fair market value of the shares received on the exercise of the Option. The Company will be entitled to a U.S. federal income tax deduction in an amount equal to the amount of ordinary income realized by the Participant.

Incentive Stock Options.  A Participant will not be deemed to receive any income at the time an Option is granted, nor when it is exercised. After exercise, provided the Participant satisfies certain holding period and other requirements, the profit (if any) made on sale of the shares received upon exercise would generally be taxable as long-term capital gain. The Company generally would not be entitled to a U.S. federal income tax deduction in any amount related to the grant or exercise of an Incentive Stock Option, or upon the sale of the shares received upon exercise, except that certain deductions may be available to the Company if the Participant fails to satisfy certain holding period and other requirements.

SARs.  A Participant will not be deemed to receive any income at the time an SAR is granted, nor will the Company be entitled to a deduction at that time. However, when any part of the SAR is exercised, the Participant will be deemed to have received compensation taxable as ordinary income in an amount equal to the amount of cash received, and the Company will be entitled to a tax deduction in an equal amount.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” APPROVAL OF THE 2011 INCENTIVE PLAN.

DIRECTOR COMPENSATION

Directors who are not employees of the Company are compensated for their services by fees in cash and stock. All directors are reimbursed for expenses incurred in connection with such services. In addition, the Company provides travel and liability insurance to all directors. It is the goal of the Committee to set directors’ fees at a competitive level that will enable the Company to attract and retain talented, well-qualified directors. The payment of a portion of each director’s fee in shares of Class A Common Stock of the Company is intended to align the interests of the director with the interests of our stockholders, consistent with delivering shareholder value.

Annual Retainer.  During 2010, directors received an annual retainer of $95,000, $50,000 of which was paid in shares of Class A Common Stock of the Company pursuant to the Directors Retainer Plan.

Meeting Fees.  Effective for the term of Board service beginning at the 2010 Annual Meeting of Stockholders (held in May 2010), in lieu of cash fees for regularly scheduled meetings, directors received an additional cash fee of $25,000, and members of the Audit Committee also received an additional annual cash amount of $5,000. Directors received cash fees of $750 for each special meeting of the Board or any Board Committee during 2010 that was designated as a telephone meeting. Directors were also entitled to receive cash fees of $1,500 for each special meeting of the Board, and $1,000 for each special meeting of a Committee they attended in person or by telephone; there were no such meetings during 2010.

Other Fees.  During 2010, the Chairman of each standing committee, other than the Audit Committee, received an annual fee of $5,000 for such service. The Chairman of the Audit Committee received an annual fee of $10,000 for such service. The Chairman and Vice Chairman of the Board received annual fees of $50,000 and $25,000, respectively. Annual fees are paid in equal quarterly installments. Directors also received $1,500 for each day that they were engaged in Company business (other than attendance at Board or committee meetings) at the request of the Chairman of the Board or the Chief Executive Officer.

Director Pension.  Each person who was a member of the Board of Directors on January 12, 2005, who was elected as a director prior to August 9, 2000, and who is not eligible to receive a pension under any other Company retirement program is, following (i) the termination of his or her service as a director and (ii) the attainment by such director of the age of 65, entitled to receive an annual pension in the amount of $20,000, payable in quarterly installments until the earlier of (a) the expiration of a period equal to the number of full years that such person served as a director prior to May 31, 2001, or (b) the death of such person. Directors Christine Standish, Kailbourne and Morone are the only current directors so eligible.

Share Ownership Guidelines.  The Board has adopted share ownership guidelines for its members. Under these guidelines, directors are generally expected to retain ownership of shares of Common Stock awarded or acquired until an ownership equal to three (3) times the annual cash and stock retainer is attained. A director who has attained this level may elect to receive in cash all or a portion of a retainer payment otherwise payable in shares of Common Stock.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation	Total ($)

Christine L. Standish	123,750	—	—	—	1,048	(2)	—	124,798

Erland E. Kailbourne	126,000	49,986	—	—	(1,861	)(2)	—	174,125

John C. Standish	153,000	—	—	—	18,000	(3)	—	171,000

Juhani Pakkala	75,500	49,986	—	—	—		—	125,486

Paula H. J. Cholmondeley	86,000	49,986	—	—	—		—	135,986

John F. Cassidy, Jr.	83,500	49,986	—	—	—		—	133,486

Edgar G. Hotard	85,250	49,986	—	—	—		—	136,236

Joseph G. Morone	—	—	—	—	1,638	(2)	—	1,638

(1)	As these are payments of shares, and not stock “awards,” there are no amounts deemed “outstanding” at the end of 2010.
(2)	Increase (decrease) during 2010 in the actuarial present value of the director’s accumulated benefit under the director pension plan described in the narrative preceding this table.
(3)	Increase during 2010 in the actuarial percent value of Mr. Standish’s accumulated benefit under the Company’s U.S. defined benefit plan.

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed PwC as our auditors for 2010 (which includes the audit of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010) and to perform the reviews of the financial statements to be included in our quarterly reports on Form 10-Q with respect to the first three quarters of 2011.

As stated in the Audit Committee Report on page 7, the Audit Committee has received the communications related to PwC’s independence required by applicable PCAOB rules, has discussed with PwC its independence, and has considered whether the provision of the services referred to below under “All Other Fees” is compatible with maintaining the independence of PwC.

Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to appoint, terminate, oversee and evaluate the performance of the Company’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of PwC for ratification by stockholders as a matter of good corporate practice. The affirmative vote of holders of a majority of the votes entitled to be cast at the meeting by the shares present in person or by proxy is required to approve the ratification of the selection of PwC as the Company’s independent auditor. A representative of PwC will be present at the Annual Meeting and will be given an opportunity to make a statement, and will be available to respond to appropriate questions.

The Audit Committee does not expect to take action with respect to the appointment of auditors for 2011 until the second half of the year.

Audit Fees

The aggregate fees billed by, or agreed to with, PwC for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Forms 10-Q, and services in connection with statutory and regulatory filings or engagements were $3,095,000 for 2009 and $2,441,900 for 2010.

Audit-related Fees

The aggregate fees billed by PwC for assurance or related services reasonably related to the performance of the audit or review of the Company’s annual financial statements were $97,000 for 2009 and $110,500 for 2010.

Tax Fees

The aggregate fees billed by PwC for tax compliance, tax advice, and tax planning in each of 2009 and 2010 were $463,000 and $553,254, respectively. Billings during each period were primarily for assistance in the preparation of tax returns and filings, assistance in connection with tax audits, tax advice in connection with corporate and business restructuring activities, and general tax advice.

All Other Fees

The aggregate fees billed by PwC for all other products and services not described above were $15,500 in 2009 and $16,000 in 2010. Services included in this category consisted principally of audits of certain benefits plans.

Pre-approval Policy

It is the responsibility of the Company’s Audit Committee to approve all audit and non-audit services to be performed by the independent auditors, such approval to take place in advance of such services when required by law, regulation, or rule.

The Chairman of the Audit Committee is permitted to pre-approve any engagement of the independent auditor for services that could be properly pre-approved by the Committee, provided that the anticipated fees with respect to the services so pre-approved do not exceed $100,000. The Chairman is required to report such pre-approvals to the next regular meeting of the Committee.

The Audit Committee is required to pre-approve each engagement of the independent auditor not preapproved by the Chairman of the Committee. Each such preapproval must describe the particular service to be rendered. No preapproval may be given for any service that would cause the independent auditor to be considered not independent under applicable laws and regulations.

With respect to the engagement of the independent auditor to provide routine and recurring audit-related tax and other non-audit services, pre-approval of the Audit Committee may take the form of approval of a schedule describing such services in reasonable detail and specifying an annual monetary limit. Each audit or non-audit service (excluding tax services provided in the ordinary course) shall be reflected in a written engagement or other writing. In connection with the provision of permitted tax services, the independent auditor is required to, among other things, provide a written description of the services and discuss their impact on the auditor’s independence.

None of the 2009 or 2010 services described above was approved by the Audit Committee or its Chairman pursuant to 17 CFR 210.2-01(c)(7)(i)(C), which permits the waiver of pre-approval requirements in connection with the provision of certain non-audit services.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP

STOCKHOLDER PROPOSALS

The Company’s By Laws provide that proposals of stockholders, including nominations of persons for election to the Board of Directors of the Company, shall not be presented, considered or voted upon at an annual meeting of stockholders, or at any adjournment thereof, unless (i) notice of the proposal has been received by mail directed to the Secretary of the Company at the address set forth in the Notice of Meeting not less than 100 days nor more than 180 days prior to the anniversary date of the last preceding annual meeting of stockholders and (ii) the stockholder giving such notice is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting. Each such notice shall set forth (i) the proposal desired to be brought before the annual meeting and the reasons for presenting such proposal at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder making such proposal, (iii) the number and class of shares owned beneficially or of record by such stockholder, (iv) any material interest of such stockholder in the proposal, and (v) such other information with respect to the proposal and such stockholder as is required to be disclosed in solicitation of proxies to vote upon such proposal, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“the Proxy Rules”). In the case of proposed nominations of persons for election to the Board of Directors, each such notice shall also (i) set forth such information with respect to such nominees and the stockholder proposing the nominations as is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to the Proxy Rules and (ii) be accompanied by the written consent of each proposed nominee to being named in the Company’s proxy statement as a nominee and to serving as a director if elected, and by written confirmation by each such nominee of the information relating to such nominee contained in the notice.

Proposals of stockholders that are intended to be presented at the Company’s 2012 Annual Meeting of Stockholders must be received by the Company at its principal executive offices at 216 Airport Drive, Unit 1, Rochester, New Hampshire 03867, not later than December 14, 2011, in order to be considered for inclusion in the Company’s proxy statement and form of proxy. In addition, to be so included, a proposal must otherwise comply with all applicable proxy rules of the Securities and Exchange Commission.

In addition, management proxies for the 2012 Annual Meeting may confer discretionary authority to vote on a stockholder proposal that is not included in the Company’s proxy statement and form of proxy if the Company does not receive notice of such proposal by February 26, 2012, or if such proposal has been properly excluded from such proxy statement and form of proxy.

OTHER MATTERS

The Board knows of no other matters to be presented for consideration at the Annual Meeting. Should any other matters properly come before the meeting, the persons named in the accompanying proxy will vote such proxy thereon in accordance with their best judgment.

The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitation of proxies by use of the mails, regular employees of the Company, without additional compensation, may solicit proxies personally or by telephone.

Charles J. Silva, Jr.
Secretary

April 4, 2011

Exhibit A

ALBANY INTERNATIONAL CORP.

2011 INCENTIVE PLAN

(As approved by the Board of Directors on February 25, 2011)
(As approved by Shareholders on May [•], 2011)

1.	Purpose of the Plan

This Albany International Corp. 2011 Incentive Plan (the “Plan”) is intended to promote the interests of Albany International Corp. (including any successor thereto by way of merger, consolidation or reorganization, the “Company”) and its shareholders by providing the employees of the Company and its subsidiaries, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to meet this goal by providing such employees with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2.	Definitions

As used in the Plan, the following definitions apply to the terms indicated below:

(a)  “Board of Directors” means the Board of Directors of the Company.

(b)  “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by law to close.

(c)  “Change in Control” may, unless otherwise restricted in an Incentive Award, be deemed to have occurred if (i) there is a change of ownership of the Company as a result of one person, or more than one person acting as a group, acquiring ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, provided, however, that the acquisition of additional stock by a person or group who already owns 50% of the total fair market value or total voting power of the stock of the Company shall not be considered a Change in Control; (ii) notwithstanding that the Company has not undergone a change in ownership as described in subsection (i) above, there is a change in the effective control of the Company as a result of either (a) one person, or more than one person, acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Common, or (b) a majority of the members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election, provided, however, that in either case the acquisition of additional control by a person or group who already is considered to effectively control the Company shall not be considered to a Change in Control; or (iii) there is a change in ownership of a substantial portion of the Company’s assets as a result of one person, or more than one person acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions, provided, however, that there is no Change in Control if the transfer of assets is to the shareholders of the Company or an entity controlled by the shareholders of the Company. A more restrictive definition of Change in Control that may be set forth in any Incentive Award shall nonetheless conform to the regulations implementing Section 409A of the Code.

(d)  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

(f)  “Committee” means the Compensation Committee of the Board of Directors.

(g)  “Common Stock” means the Company’s Class A Common Stock, $.001 par value per share, or any other security into which such stock shall be changed pursuant to the adjustment provisions of Section 10 of the Plan.

(h)  “Company” means Albany International Corp. and any successor thereto by way of merger, consolidation or reorganization.

(i)  “Covered Employee” means a Participant who at the time of reference is a “covered employee” as defined in Section 162(m) of the Code and the regulations promulgated under Section 162(m) of the Code, or any successor statute.

(j)  “Date of Grant” means the date on which an Incentive Award under the Plan is made by the Committee (which date shall not be earlier than the date on which the Committee takes action with respect thereto), or such later date as the Committee may specify that the Incentive Award becomes effective.

(k)  “Director” means a member of the Board of Directors who is not at the time of reference an employee of the Company.

(l)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)  “Fair Market Value” means, with respect to a share of Common Stock, the closing price of such share as reported in “New York Stock Exchange Composite Transactions” in The Wall Street Journal for the relevant date or, if no quotation shall have been made on such relevant date, on the next preceding day on which there were quotations or, if the Company’s shares of Common Stock are not traded on such exchange, such price as reported on such other securities market or exchange on which such shares are traded as the Committee shall determine.

(n)  “Incentive Award” means an Option, SAR, Other Stock-Based Award or Other Incentive Award granted to a Participant pursuant to the terms of the Plan.

(o)  “Incentive Stock Option” means an option to purchase Common Stock that is intended to qualify as an incentive stock option under Section 422 of the Code and the Treasury Regulations thereunder.

(p)  “Nonqualified Stock Option” means an option to purchase Common Stock that is not an Incentive Stock Option.

(q)  “Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

(r)  “Other Incentive Award” means other Incentive Awards that are not equity-based or equity- related granted to a Participant pursuant to Section 8. An Other Incentive Award may or may not be Performance-Based Compensation.

(s)  “Other Stock-Based Award” means an equity or equity-related award granted to a Participant pursuant to Section 8. An Other Stock-Based Award may or may not be Performance-Based Compensation.

(t)  “Participant” means an employee of the Company or a Subsidiary of the Company who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and, following the death of any such employee, his or her successors, heirs, executors and administrators, as the case may be.

(u)  “Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

(v)  “Performance Committee” means such committee or subcommittee of the Board of Directors as shall be designated by the Board of Directors or the Committee to administer the Plan and exercise such discretion and authority under the Plan as is necessary to satisfy the requirements of Section 162(m) of the Code for Performance-Based Compensation.

(w)  “Performance Measures” means such measures as are described in Section 9 on which performance goals are based in order to qualify certain Incentive Awards granted hereunder as Performance-Based Compensation.

(x)  “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.

(y)  “Permitted Shareholders” means (a) J. Spencer Standish, (b) any of J. Spencer Standish’s descendants or legatees, (c) any executor, personal representative or spouse of J. Spencer Standish or any of his descendants, (d) any corporation, trust or other entity holding voting stock of the Company as to which one or more of the Persons identified in the foregoing clauses (a) through (c) have Control, (e) any trust as to which Persons so identified in clauses (a) through (c) above hold at least 85% of the beneficial interest in the income and principal of the trust disregarding the interests of the contingent remaindermen and (f) any 401(k) or employee stock ownership plan for the benefit of employees of the Company.

(z)  “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act.

(aa) “Plan” means the Albany International Corp. 2011 Incentive Plan, as it may be amended from time to time.

(bb) “SAR” means a stock appreciation right granted to a Participant pursuant to Section 7.

(cc) “Securities Act” means the Securities Act of 1933, as amended.

(dd) “Specified Employee” means a Participant who is a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code) of the Company (or an entity which is considered to be a single employer with the Company under Section 414(b) or 414(c) of the Code), as determined under Section 409A of the Code at any time during the twelve (12) month period ending on December 31, but only if the Company has any stock that is publicly traded on an established securities market or otherwise.

(ee) “Subsidiary” means as to any Person, any other Person (i) of which such Person directly or indirectly owns securities or other equity interests representing 50% or more of the aggregate voting power or (ii) of which such Person possesses the right to designate or elect, or has designated, 50% or more of the directors or Persons holding similar positions.

3.	Stock Subject to the Plan

a)  In General

Subject to adjustment as provided in Section 10 as well as otherwise in this Section 3, the aggregate number of shares of Common Stock that may be issued pursuant to Incentive Awards granted under this Plan shall be (a) 500,000 (including the shares that remain available for issuance pursuant to the Company’s 2005 Incentive Plan) plus (b) such additional number of shares as the Board of Directors shall, from time to time subsequent to January 1, 2011 and during the term of the Plan, determine; provided that the number of shares so added by the Board of Directors shall not exceed, in any one calendar year, 500,000; and provided, further, that the total number of shares of Common Stock then available for issuance under this Plan shall not exceed 1,000,000 at any time.

For purposes of the preceding paragraph, shares of Common Stock issuable pursuant to Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as provided in the Award Agreement evidencing such Incentive Award) pursuant to the Plan. For purposes of clarification, in accordance with the preceding sentence if an Incentive Award is settled for cash or if shares of Common Stock are withheld to pay the exercise price of an Option or to satisfy any tax withholding requirement in connection with an Incentive Award, only the shares issued (if any), net of the shares withheld, will be deemed delivered for purposes of determining the number of shares of Common Stock that are available for issuance under the Plan. In addition, if shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. In addition, if shares of Common Stock owned by a Participant (or such Participant’s permitted transferees as provided in the Award Agreement evidencing such Incentive Award) are tendered (either actually or through attestation) to the Company in payment of any obligation in connection with an Incentive Award, the number of shares tendered shall be added to the number of shares of Common Stock that are available for issuance under the Plan. Shares of Common Stock covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) shall not count as used under the Plan for purposes of this Section 3.

Subject to adjustment as provided in Section 10, the maximum number of shares of Common Stock that may be delivered in any fiscal year of the Company pursuant to Incentive Awards granted under the Plan to any single Participant shall not exceed 200,000 shares and the maximum cash payment made in any fiscal year of the Company pursuant to Incentive Awards granted under the Plan to any single Participant shall not exceed $3,000,000, in each case prorated on a daily basis for any fiscal year of the Company that is shorter than 365 days. The maximum number of shares of Common Stock that may be granted under Options to any one Participant during any one calendar year shall be limited to 200,000 shares (subject to adjustment as provided in Section 10 hereof).

(b)  Prohibition on Substitutions and Repricings

In no event shall any repricing (within the meaning of U.S. generally accepted accounting practices or any applicable stock exchange rule) of Incentive Awards issued under the Plan be permitted at any time under any circumstances, in each case unless the shareholders of the Company expressly approve such substitution or repricing.

4.	Administration of the Plan

The Plan shall be administered by a Committee of the Board of Directors and, to the extent necessary to satisfy the requirements of Section 162(m) of the Code for Performance-Based Compensation, the Performance Committee. The Performance Committee shall consist of two or more persons, all of whom qualify as “outside directors” within the meaning of Section 162(m) of the Code. As used in the Plan, references to the “Committee” shall be deemed to refer to the Performance Committee to the extent that the action contemplated by the provision in which such reference occurs would be required to be taken by the Performance Committee in order to satisfy the requirements of Section 162(m) of the Code for Performance-Based Compensation.

The Committee shall, consistent with the terms of the Plan, from time to time designate those who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Incentive Award (and any Award Agreement) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Without limiting the generality of the foregoing, (i) the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment, and (ii) the employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. Decisions of the Committee shall be final, binding and conclusive on all parties.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Incentive Award may remain outstanding,

(iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award, except as otherwise proscribed by applicable law.

In addition to such other rights of indemnification as they may have as directors, as members of the Committee or otherwise, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with an appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Incentive Award granted hereunder and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his or her duties; provided that within sixty days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

The Committee intends to administer the Plan in accordance with Section 409A of the Code and shall construe the terms of the Plan or any Awards thereunder consistent with Section 409A of the Code.

5.	Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those key employees responsible for the management, growth and protection of the business of the Company, as determined by the Committee from time to time in its sole discretion. All Incentive Awards granted under the Plan shall be evidenced by a separate written instrument or agreement (an “Award Agreement”) entered into by the Company and the recipient of such Incentive Award that shall include the terms and conditions consistent with Plan as the Committee may determine.

6.	Options

(a)   The Committee may from time to time grant Options. Subject to the provisions of the Plan, the Committee shall have authority, within its absolute discretion:

(i)	to determine which of the key employees of the Company and its Subsidiaries shall be granted Options;
(ii)	to determine the time or times when Options shall be granted and the number of shares to be subject to each Option;
(iii)	to determine the exercise price of the Common Stock subject to each Option, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant;
(iv)	to determine the Fair Market Value of the Common Stock on the date of grant of an Option;
(v)	to determine the term of each Option, which shall not continue for more than twenty years from the date of grant of the Option, and to accelerate the expiration of the term of an Option;
(vi)	to determine the time or times when each Option shall be exercisable and to accelerate at any time the time or times when an outstanding Option shall be exercisable, provided that no Option may be exercisable before the first anniversary of its date of grant; to accept, as full or partial payment of the exercise price and/or any taxes to be withheld by the Company upon exercise of any Option, shares of Common Stock tendered by the Participant or requested by the Participant to be withheld from the shares to be delivered upon such exercise, and to determine the value of the shares so tendered or withheld;
(vii)	to determine, to the extent permitted by law, the status under the Internal Revenue Code of any Option granted under the Plan, including, without limitation, whether the Option shall be treated as an Incentive Stock Option;

(viii)	to determine the effect on any Option of the termination of the employment of the Participant, of any conduct or activity of the Participant, or of any Change in Control;
(ix)	to determine the extent to which Options granted under the Plan shall be assignable or transferable; and
(x)	to prescribe from time to time the form or forms of the instruments evidencing Options granted under the Plan.

(b)  Exercise Price.

The exercise price of the Option shall be determined by the Committee; provided, however, that the exercise price per share of an Option shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock on the Date of Grant.

(c)  Vesting; Term of Option.

The Committee, in its sole discretion, shall prescribe in the Award Agreement the time or times at which, or the conditions upon which, an Option or portion thereof shall become vested and exercisable, and may accelerate the exercisability of any Option at any time. An Option may become vested and exercisable upon a Participant’s retirement, death, disability, Change in Control or other event, to the extent provided in an Award Agreement. The period during which a vested Option may be exercised shall be ten years from the Date of Grant, unless a shorter exercise period is specified by the Committee in an Award Agreement, and subject to such limitations as may apply under an Award Agreement relating to the termination of a Participant’s employment or other service with the Company or any Subsidiary.

(d)  Option Exercise; Withholding.

Subject to such terms and conditions as shall be specified in an Award Agreement, an Option may be exercised in whole or in part at any time during the term thereof by notice to the Company together with payment of the aggregate exercise price therefor. Payment of the exercise price shall be made (i) in cash or by cash equivalent, (ii) at the discretion of the Committee, in shares of Common Stock acceptable to the Committee, valued at the Fair Market Value of such shares on the date of exercise, (iii) at the discretion of the Committee, by a delivery of a notice that the Participant has placed a market sell order (or similar instruction) with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price (conditioned upon the payment of such net proceeds), (iv) at the discretion of the Committee, by withholding from delivery shares of Common Stock for which the Option is otherwise exercised, (v) at the discretion of the Committee, by a combination of the methods described above or (vi) by such other method as may be approved by the Committee and set forth in the Award Agreement. In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax and employment tax amounts required to be withheld in connection with such exercise, payable under one or more of the methods described above for the payment of the exercise price of the Options or as otherwise may be approved by the Committee.

(e)  Limited Transferability.

Solely to the extent permitted by the Committee in an Award Agreement and subject to such terms and conditions as the Committee shall specify, a Nonqualified Stock Option (but not an Incentive Stock Option) may be transferred to members of the Participant’s immediate family (as determined by the Committee) or to trusts, partnerships or corporations whose beneficiaries, members or owners are members of the Participant’s immediate family, and/or to such other persons or entities as may be approved by the Committee in advance and set forth in an Award Agreement, in each case subject to the condition that the Committee be satisfied that such transfer is being made for estate or tax planning purposes or for gratuitous or donative purposes, without consideration (other than nominal consideration) being received therefor. Except to the extent permitted by the Committee in accordance with the foregoing, an Option shall be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(f)  Additional Rules for Incentive Stock Options.

(i)	Annual Limits. No Incentive Stock Option shall be granted to a Participant if as a result the aggregate fair market value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan, and any other stock option plans of the Company, any Subsidiary or any parent corporation, would exceed $100,000 (or such other amount provided under Section 422(d) of the Code), determined in accordance with Section 422(d) of the Code and Treasury Regulations thereunder. This limitation shall be applied by taking Options into account in the order in which granted.
(ii)	Termination of Employment. An Award Agreement for an Incentive Stock Option may provide that such Option may be exercised not later than 3 months following termination of employment of the Participant with the Company and all Subsidiaries, subject to special rules relating to death and disability, as and to the extent determined by the Committee to be appropriate with regard to the requirements of Section 422 of the Code and Treasury Regulations thereunder.
(iii)	Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of this Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code and Treasury Regulations thereunder. Such terms shall include, if applicable, limitations on Incentive Stock Options granted to ten-percent owners of the Company. An Award Agreement for an Incentive Stock Option may provide that such Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to “incentive stock options” under the Code shall not be satisfied. An Incentive Stock Option shall by its terms be nontransferable otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.
(iv)	Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.
7.	Stock Appreciation Rights

(a)  Terms

The Committee may from time to time grant SARs. Subject to the provisions of the Plan, the Committee shall have authority, within its absolute discretion:

(i)	to determine which of the key employees of the Company and its Subsidiaries shall be granted SARs;
(ii)	to determine whether SARs are granted on a stand-alone basis or in tandem with an Option, whether contemporaneously with or after the grant of the Options to which they relate;
(iii)	to determine whether SARs may be settled in shares of Common Stock, in cash, or in some combination of Common Stock and cash;
(iv)	to determine the time or times when SARs shall be granted and the number of shares for which they are exercisable;
(v)	to determine the exercise price of each SAR, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant
(vi)	to determine the Fair Market Value of the Common Stock on the Date of Grant of a SAR;
(vii)	to determine the term of each SAR, which shall not continue for more than twenty years from the Date of Grant of the SAR, and to accelerate the expiration of the term of a SAR;

(viii)	to determine the time or times when each SAR shall be exercisable and to accelerate at any time the time or times when an outstanding SAR shall be exercisable, provided that no SAR may be exercisable before the first anniversary of its Date of Grant;
(ix)	to accept, as full or partial payment of any taxes to be withheld by the Company upon exercise of any SAR that is to be settled in shares of Common Stock, shares of Common Stock tendered by the Participant or requested by the Participant to be withheld from the shares to be delivered upon such exercise, and to determine the value of the shares so tendered or withheld;
(x)	to determine the effect on any SAR of the termination of the employment of the Participant, of any conduct or activity of the Participant, or of any Change in Control;
(xi)	to determine the extent to which SARs granted under the Plan shall be assignable or transferable; and
(xii)	to prescribe from time to time the form or forms of the instruments evidencing SARs granted under the Plan.

(b)  Benefit Upon Exercise

Unless otherwise provided in the Award Agreement evidencing such SAR, the exercise of an SAR with respect to any number of shares of Common Stock shall entitle the Participant to (i) a cash payment, for each such share, equal to the excess of (A) the Fair Market Value of a share of Common Stock on the effective date of such exercise over (B) the per share exercise price of the SAR, (ii) the issuance or transfer to the Participant of the greatest number of whole shares of Common Stock which on the date of the exercise of the SAR have an aggregate Fair Market Value equal to such excess or (iii) a combination of cash and shares of Common Stock in amounts equal to such excess; in each case, as and to the extent provided in the Award Agreement evidencing such SAR.

(c)  Exercise of Tandem SARs

The exercise with respect to a number of shares of Common Stock of an SAR granted in tandem with an Option shall cause the immediate cancellation of the Option with respect to the same number of shares. The exercise with respect to a number of shares of Common Stock of an Option to which a tandem SAR relates shall cause the immediate cancellation of the SAR with respect to an equal number of shares.

8.	Other Awards

(a)  Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of phantom stock, restricted stock, restricted stock units, performance shares, or share-denominated performance units and (iv) be designed to comply with applicable laws of jurisdictions other than the United States. Other Stock-Based Awards that are intended to qualify as Performance-Based Compensation shall also be subject to Section 9 of the Plan.

(b)  Other Incentive Awards

The Committee may grant other Incentive Awards that are not equity-based or equity related, in such amounts as the Committee shall determine. Subject to the terms of the Plan, the Committee shall have the authority, within its absolute discretion, to determine the terms and conditions of such Incentive Awards, including, without limitation, the Performance Measures, if any, relating to such Incentive Awards and the length of any Performance Periods. Other Incentive Awards that are intended to qualify as Performance-Based Compensation shall also be subject to Section 9 of the Plan.

9.	Performance-Based Compensation

(a)  Performance Measures and Periods

The performance goals upon which the payment or vesting of any Incentive Award (other than Options and SARs) to a Covered Employee that is intended to qualify as Performance-Based Compensation depends shall relate to one or more of the following Performance Measures, each of which may be applied with respect to the Company, any Subsidiary or any business unit, or if applicable, any Participant, and which may be measured on an absolute or relative to a peer-group or other market measure basis: revenues; revenue growth; operating income; cash flow (including operating cash flow, free cash flow, discounted cash flow, return on investment, and cash flow in excess of costs of capital); net income; marginal contribution; interest expense; earnings per share; return on sales; return on assets; return on equity; return on invested capital; working capital; market share; stock price; stock price growth, costs of goods sold; expenses (including selling and general expenses and technical and research expenses); income before income taxes; total shareholder return; EBIT (earnings before interest and taxes); consolidated EBITDA (earnings before interest, taxes, depreciation and amortization); EBITDA growth; EBITDA per share; EBITDA Margin (EBITDA as a percentage of sales) consolidated interest expense; consolidated net income; consolidated tangible net worth and leverage ratio; ongoing earnings; EVA (economic value added); economic profit (net operating profit after tax, less a cost of capital charge); SVA (shareholder value added); pre-tax profit margin; performance against business plan; customer service; corporate governance quotient or rating; employee satisfaction; safety; employee engagement; supplier diversity; workforce diversity; operating margins; credit rating; dividend payments; retained earnings; completion of acquisitions; divestitures and corporate restructurings; and individual goals based on objective business criteria underlying the goals listed above and which pertain to individual effort as to achievement of those goals or to one or more business criteria in the areas of litigation, human resources, information services, production, inventory, support services, site development, plant development, building development, facility development, government relations, product market share, management or non-financial strategic goals.

Performance Periods may be equal to or longer than, but not less than, one fiscal year of the Company and may be overlapping. Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) performance goals and objectives for the Company for such Performance Period, (b) target awards for each Participant, and (c) schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

The measurement of any Performance Measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any Performance Measure(s) may be used to measure the performance of the Company or a Subsidiary as a whole or any business unit of the Company or any Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions or goals that relate to performance other than the Performance Measures with respect to any Incentive Award (x) that is not intended to qualify as Performance-Based Compensation, or (y) in the case of an Incentive Award that is intended to qualify as Performance-Based Compensation, where such goals, measures or conditions are used only to decrease the amount payable pursuant to such Incentive Award. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation.

(b)  Committee Discretion

With respect to any Performance Period, the Committee shall not have discretion to change the performance goals, increase the amount of a potential award, or modify any other provision after the time permitted to set such goals under the requirements of Section 162(m) in any way that would cause such compensation to be not Performance-Based Compensation, unless the Committee intends that such compensation be disqualified as Performance-Based Compensation. The Committee shall have discretion to reduce the amount payable pursuant to an Award at any time prior to the payment. The Committee may, but shall not be required to, set forth the criteria (which may be subjective) to be used as the basis by the Committee to make any such reduction.

In the event that the requirements of Section 162(m) and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

10.	Adjustment Upon Changes in Common Stock

Notwithstanding any other provision of the Plan, in the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, recapitalization, merger, consolidation, split-up, extraordinary cash dividend, combination or exchange of shares or the like, the aggregate number and class of shares for which options may be granted under the Plan, the number and class of shares covered by or issuable pursuant to Incentive Awards granted under the Plan, the exercise price of Options granted under the Plan and the value of any outstanding Incentive Awards may be (but are not required to be) appropriately adjusted by the Committee, whose determination shall be conclusive. No fractional shares shall be issued under the Plan and any fractional shares resulting from computations pursuant to this Section shall be eliminated from the Incentive Award.

11.	Rights as a Stockholder

No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award granted pursuant to the Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 10 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

12.	No Special Employment Rights; No Right to Incentive Award

(a)  Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his or her employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b)  No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

13.	Securities Matters

(a)  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until it is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b)  The exercise of any Option granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Company may, in its sole discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award to ensure compliance under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

14.	Withholding Taxes

(a)  Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Incentive Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions. In addition, upon the exercise or settlement of any Incentive Award in cash, the Company shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or settlement.

(b)  Net-Physical Settlement

Notwithstanding the foregoing, the Committee shall have discretion to permit or require net-physical settlement of Incentive Awards solely to the extent necessary to satisfy the federal, state and/or local withholding tax requirements by withholding from delivery upon settlement of Incentive Awards shares of Common Stock having a value equal to the amount of tax. Such shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined. To the extent such settlement would otherwise require delivery of a fractional share, such amounts will be settled in cash.

15.	Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders no revision or amendment shall, except as provided in Section 10 hereof, (i) increase the number of shares of Common Stock that may be issued under the Plan or (ii) materially modify the requirements as to eligibility for participation in the Plan. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing herein shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

16.	No Obligation to Exercise

The grant to a Participant of an Option, SAR or other Incentive Award that requires exercise before benefits are distributed or paid, shall impose no obligation upon such Participant to exercise such Option, SAR or other Incentive Award.

17.	Transfers Upon Death

Except as otherwise provided in the instrument evidencing such award, upon the death of a Participant, or upon the transfer of an Incentive Award in the manner (if any) permitted pursuant to the instrument evidencing such award, outstanding Incentive Awards granted to such Participant may be exercised by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will, by the laws of descent and distribution, or by such permitted transfer. No transfer of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of any will, deed of transfer and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

18.	Expenses and Receipts

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

19.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.

20.	Compliance with Section 409A of the Code

The Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Incentive Award issuance and/or payment is subject to Section 409A of the Code, it shall be awarded and/or issued or paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. To the extent any terms of the Plan or Award Agreements are ambiguous, such terms shall be interpreted as necessary to comply with Section 409A of the Code.

21.	Six-Month Delay

Notwithstanding any provision in the Plan to the contrary, if the payment of any benefit herein would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as required under Section 409A of the Code for a Specified Employee, then any such payment that the Participant would otherwise be entitled to receive during the first six months following the date of Participant’s separation from service shall be accumulated and paid within fifteen (15) business days after the date that is six months following the date of the participant’s separation from service, or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes and interest.

22.	Effective Date and Term of Plan

The Plan was adopted by the Board of Directors on February 25, 2011, subject to the approval of the shareholders of the Company. No grants may be made under the Plan after February 25, 2021.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Albany International Corp.

INTERNET
http://www.proxyvoting.com/ain
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
93577

Fulfillment#
94119-1

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example ☒

ITEM 1 – Election of Directors

	FOR	AGAINST	ABSTAIN
1.1 John F. Cassidy, Jr.	☐	☐	☐
1.2 Paula H.J. Cholmondeley	☐	☐	☐
1.3 Edgar G. Hotard	☐	☐	☐
1.4 Erland E. Kailbourne	☐	☐	☐
1.5 Joseph G. Morone	☐	☐	☐
1.6 Juhani Pakkala	☐	☐	☐
1.7 Christine L. Standish	☐	☐	☐
1.8 John C. Standish	☐	☐	☐

	FOR	AGAINST	ABSTAIN
ITEM 2 – Ratification of the selection of PricewaterhouseCoopers LLP as independent auditor.	☐	☐	☐
ITEM 3 – To approve, by non-binding vote, executive compensation.	☐	☐	☐

The Board of Directors recommends that you vote ONE YEAR on item 4 below.

	1 year	2 years	3 years	Abstain
ITEM 4 – To recommend, by non-binding vote, the frequency of voting on executive compensation.	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
ITEM 5 – To approve the Company's 2011 Incentive Compensation Plan.	☐	☐	☐

ITEM 6 – In their discretion upon other matters that may properly come before this meeting.

I will attend the Annual Meeting: YES ☐

Mark Here for Address Change or Comments SEE REVERSE ☐

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature ______________________ Signature ______________________ Date __________